AGREEMENT AND PLAN OF MERGER

by and among

NORTH PITTSBURGH SYSTEMS, INC.,

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.

and

FORT PITT ACQUISITION SUB INC.

Dated as of July 1, 2007

v

Page
Section 9.14. Construction of Agreement	62
Section 9.15. Merger Sub	63

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 1, 2007, by and among North Pittsburgh Systems, Inc., a Pennsylvania corporation (the “Company”), Consolidated Communications Holdings, Inc., a Delaware corporation (“Parent”), and Fort Pitt Acquisition Sub Inc., a Pennsylvania corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the respective Boards of Directors of the Company, Parent and (upon its formation) Merger Sub have determined that it is advisable and in the best interests of their respective corporations and shareholders that Merger Sub be merged with and into the Company (the “Merger”), and that the Company continue as the surviving corporation of the Merger (the “Surviving Corporation”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of the Company has approved and adopted this Agreement, including all the terms and conditions set forth herein, and all the Transactions (as defined in Section 1.1), including the Merger, and has resolved, subject to the terms of this Agreement, to recommend to the shareholders of the Company to vote to approve and adopt this Agreement;

WHEREAS, the Board of Directors of each of Parent and (upon its formation) Merger Sub (and Parent as the sole shareholder of Merger Sub) have approved and adopted this Agreement, including all the terms and conditions set forth herein, and all the Transactions;

WHEREAS, immediately prior to the execution of this Agreement, and as a condition to Parent and Merger Sub entering into this Agreement, the Company and Wells Fargo Bank Minnesota, N.A., as Rights Agent, have executed an amendment (the “Rights Agreement Amendment”) to that certain Rights Agreement, dated as of September 25, 2003 (the “Rights Agreement”), so as to render the Preferred Stock Purchase Rights issued thereunder (the “Company Rights”) inapplicable to this Agreement and the Transactions;

WHEREAS, Parent shall cause Merger Sub to be formed, and to execute a counterpart of this Agreement, promptly after the date hereof as provided in Section 9.15;

WHEREAS, each of the Company, Parent and (upon its formation) Merger Sub desires to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe various conditions to the consummation thereof.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1.  Certain Definitions.  As used in this Agreement, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality and standstill provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (it being understood and agreed that such confidentiality agreement need not prohibit the making or amendment of any Alternative Proposal).

“Affiliate” has the meaning assigned to that term in Rule 12b-2 of the Exchange Act Rules.

“Alternative Proposal” means any offer, proposal or indication of interest by any Person (or group of Persons) that relates to (i) a transaction or series of transactions (including any merger, consolidation, recapitalization, reorganization, liquidation or other direct or indirect business combination) involving the Company or the issuance or acquisition of shares of Company Common Stock or other equity securities of the Company representing twenty-five percent (25%) (in number or voting power) or more of the outstanding capital stock of the Company (other than the Transactions), (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person, together with all Affiliates thereof, becoming the beneficial owner of shares of Company Common Stock or other equity securities of the Company representing twenty-five percent (25%) (in number or voting power) or more of the outstanding capital stock of the Company, or (iii) the acquisition, license or purchase by any Person or group of Persons (other than the Company and the Company Subsidiaries), or any other disposition by the Company or any Company Subsidiaries, of twenty-five percent (25%) or more of the consolidated assets of the Company and the Company Subsidiaries, taken as a whole (other than the Transactions).

“Bulldog Group” means any one or more of the following Persons, or any of their respective Affiliates: Bulldog Investors, Phillip Goldstein, Andrew Dakos, Santa Monica Partners Opportunity Fund, L.P., Santa Monica Partners L.P., Santa Monica Partners II L.P., Lawrence J. Goldstein, Monarch Activist Partners L.P., James Chadwick, Sohail Malad, Nadel and Gussman Funds LLC, Full Value Partners L.P., Peter Saulnier, and any other Person purporting to be a member of, or to represent the interests of, the so-called North Pittsburgh Systems Shareholder Committee.

“Business Day” means a day other than Saturday or Sunday or any other day on which banks in New York, New York are required to be or may be closed.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Communications Act” means the Communications Act of 1934, as amended.

“Company Articles” means the Company’s Articles of Incorporation, as amended.

“Company By-laws” means the Company’s By-laws, as amended.

“Company Material Adverse Effect” means any material adverse effect on (i) the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) the Company’s ability to perform its obligations under this Agreement; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (1) any failure by the Company or any of the Company Subsidiaries to meet any internal or published projections, forecasts, or revenue or earnings predictions for any period ending prior to, on or after the date of this Agreement (it being understood that this clause (1) does not and shall not be deemed to apply to the underlying cause or causes of any such failure); (2) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the Merger including (A) the absence of consents, waivers or approvals relating to the Merger from any Governmental Entity or other Person or (B) any litigation brought by any shareholder(s) of the Company in connection with this Agreement or any of the Transactions; (3) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions generally affecting (A) the telecommunications industry as a whole that are not specifically related to the Company and the Company Subsidiaries and do not have a materially disproportionate adverse effect on the Company and the Company Subsidiaries, taken as a whole, or (B) the United States economy as a whole, including changes in economic and financial markets and regulatory or political conditions, whether resulting from acts of terrorism, war, natural disaster or otherwise, that do not have a materially disproportionate adverse effect on the Company and the Company Subsidiaries, taken as a whole; (4) any change in the market price or trading volume of the Company’s securities; (5) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in GAAP or any change in applicable Laws or the interpretation or enforcement thereof that, in each case, do not have a materially disproportionate adverse effect on the Company and the Company Subsidiaries, taken as a whole; (6) any change, occurrence, development, event, series of events or circumstance arising out of, resulting from or attributable to any action taken or threatened to be taken by any member(s) of the Bulldog Group in connection with the Company’s 2007 annual meeting of shareholders, this Agreement or any of the Transactions, or any related matter; (7) any costs or expenses incurred or accrued by the Company and the Company Subsidiaries in connection with this Agreement or any of the Transactions; and (8) any actions taken, or failures to take action, or such other changes, occurrences, developments, events, series of events or circumstances, to which Parent has consented in writing, or the failure of the Company to take any action referred to in Section 6.1 due to Parent’s withholding of consent.

“Company Material Subsidiary” means any Company Subsidiary that is a “Significant Subsidiary” within the meaning of Rule 405 promulgated under the Securities Act.

“Company Subsidiary” means any Subsidiary of the Company.

“Company’s Knowledge” means the actual knowledge of the directors and executive officers of the Company, without investigation.

“Confidentiality Agreement” means the confidentiality agreement, dated May 25, 2007, between the Company and Parent.

“Contract” means any written contract, agreement, lease, instrument or other legally binding contractual commitment.

“Environmental Law” means all applicable Laws as in effect on the date of this Agreement relating to:  (i) pollution or protection or restoration of the environment or natural resources, (ii) the handling, use, presence, disposal, release, threatened release or distribution in commerce of chemicals or substances or mixtures to protect human health or the environment, or (iii) the protection of worker health and safety.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Act Rules” means the rules promulgated by the SEC under the Exchange Act.

“FCC” means the United States Federal Communications Commission.

“FCC Rules” means the rules and regulations promulgated by the FCC.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any federal, state or local court, administrative or regulatory agency or commission or other governmental or quasi-governmental authority or instrumentality.

“Hazardous Substance” means (i) any substance that is listed, classified or otherwise regulated as hazardous or toxic or a pollutant or contaminant under any Environmental Law; or (ii) any petroleum, natural gas, natural gas liquids or coal product or by-product, asbestos-containing material, polychlorinated biphenyls or radioactive material.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means all trade secrets, know-how, designs, patents and patent applications, all unregistered and registered trademarks, service marks and tradenames and applications for registration thereof, all unregistered and registered copyrights and applications for registration thereof, all Internet domain name registrations and all computer software programs and databases.

“Law” means any federal, state, regional, local or municipal law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree, injunction, constitution or other similar legally enforceable requirement enacted, adopted, promulgated or applied by a Governmental Entity.

“License” means any license or certificate of public convenience issued by any applicable state or federal agency, including the PPUC and the FCC.

“Lien” means any lien, mortgage, deed of trust, encumbrance, claim or security interest.

“NASDAQ” means, with respect to Parent, the NASDAQ Global Market and, with respect to the Company, the NASDAQ National Market System.

“Parent Benefit Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), each stock based, severance, retention, employment, change-in-control, deferred compensation or supplemental retirement agreement, program, policy or arrangement, and each material bonus, incentive, vacation or other material employee benefit plan, agreement, program, policy or arrangement with respect to current or former employees, any of which is maintained or sponsored by Parent or any of the Parent Subsidiaries or with respect to which Parent or any of the Parent Subsidiaries is obligated to make any contributions, other than any plans maintained or sponsored by a union.

“Parent By-laws” means Parent’s By-laws, as amended.

“Parent Certificate” means Parent’s Certificate of Incorporation, as amended.

“Parent Material Adverse Effect” means any material adverse effect on (i) the business, financial condition or results of operations of Parent and the Parent Subsidiaries, taken as a whole, or (ii) Parent’s or Merger Sub’s ability to perform their respective obligations under this Agreement; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: (1) any failure by Parent or any of the Parent Subsidiaries to meet any internal or published projections, forecasts, or revenue or earnings predictions for any period ending prior to, on or after the date of this Agreement (it being understood that this clause (1) does not and shall not be deemed to apply to the underlying cause or causes of any such failure); (2) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the Merger including (A) the absence of consents, waivers or approvals relating to the Merger from any Governmental Entity or other Person or (B) any litigation brought by any stockholder(s) of Parent in connection with this Agreement or any of the Transactions; (3) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions generally affecting (A) the telecommunications industry as a whole that are not specifically related to Parent and the Parent Subsidiaries and do not have a materially disproportionate adverse effect on Parent and the Parent Subsidiaries, taken as a whole, or (B) the United States economy as a whole, including changes in economic and financial markets and regulatory or political conditions, whether resulting from acts of terrorism, war, natural disaster or otherwise, that do not have a materially disproportionate adverse effect on Parent and the Parent Subsidiaries, taken as a whole; (4) any change in the market price or trading volume of Parent’s securities; (5) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in GAAP or any change in applicable Laws or the interpretation or enforcement thereof that, in each case, do not have a materially disproportionate adverse effect on Parent and the Parent Subsidiaries, taken as a whole; (6) any costs or expenses incurred or accrued by Parent and the Parent Subsidiaries in connection with this Agreement or any of the Transactions; and (7) any actions taken, or failures to take action, or such other changes, occurrences, developments, events, series of events or circumstances, to which the Company has consented in writing, or the failure of Parent to take any action referred to in Section 6.2 due to the Company’s withholding of consent.

“Parent Material Subsidiary” means each of (i) Merger Sub and (ii) any other Parent Subsidiary that is a “Significant Subsidiary” within the meaning of Rule 405 promulgated under the Securities Act.

“Parent Stock” means common stock, par value $.01 per share, of Parent.

“Parent Subsidiary” means any Subsidiary of Parent.

“Parent’s Knowledge” means the actual knowledge of the directors and executive officers of Parent, without investigation.

“PBCL” means the Pennsylvania Business Corporation Law of 1988, as amended.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Liens” means (i) Liens for Taxes or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith, (ii) mechanics’, carriers’, workers’, repairers’, and similar Liens arising or incurred in the ordinary course of business, (iii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, (iv) zoning, entitlement and other land use and environmental regulations by Governmental Entities, (v) with respect to Owned Real Property, any matters disclosed in title reports delivered or made available to Parent prior to the date of this Agreement and all Liens of record, (vi) with respect to leasehold interests, Liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without the consent of the lessee, (vii) Liens in favor of the Company or any Company Subsidiary securing intercompany borrowing by any Company Subsidiary, (viii) Liens set forth on Section 4.8 of the Company Disclosure Schedule, (ix) Liens specifically disclosed in the Company SEC Financial Statements, (x) purchase money Liens arising in the ordinary course of business, and (xi) such other Liens as would not be reasonably expected to have, in the aggregate, a Company Material Adverse Effect.

“Person” shall be construed as broadly as possible and shall include an individual or natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a Governmental Entity.

“PPUC” means the Pennsylvania Public Utility Commission.

“PPUC Rules” means the rules and regulations promulgated by the PPUC.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Act Rules” means the rules promulgated by the SEC under the Securities Act.

“Subsidiary”, when used with respect to any Person, means any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors, or others performing similar functions with respect to such corporation or other organization, is beneficially owned or controlled, directly or indirectly, by such Person or by any one or more of its Subsidiaries (as defined in the preceding clause) or by such Person and one or more of its Subsidiaries.

“Superior Proposal” means any bona fide written Alternative Proposal (provided, that for purposes of this definition, the applicable percentages in clauses (i), (ii) and (iii) of the definition of Alternative Proposal shall be fifty percent (50%) rather than twenty-five percent (25%)), which (on its most recently amended or modified terms, if amended or modified) the Board of Directors of the Company determines in good faith, if consummated, would result in a transaction that is more favorable to the Company’s shareholders (other than Parent, Merger Sub and their respective Affiliates), from a financial point of view, than the Merger, taking into account, among other things, (i) the terms of such Alternative Proposal and (ii) such legal, financial, regulatory, timing and other aspects of such Alternative Proposal, including the Person making such Alternative Proposal, which the Company’s Board of Directors deems relevant.

“Tax” means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, social security, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, any tax required by the Public Utility Realty Tax Act, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, imposed by any Governmental Entity, together with any interest, penalty or addition to tax imposed with respect thereto.

“Transactions” means, collectively, all of the transactions contemplated by this Agreement, including the Merger.  For the avoidance of doubt, references herein to the Transactions or to any of the Transactions shall not be deemed to include or mean the Financing.

Section 1.2.  Certain Other Definitions.  The following terms are defined in the respective Sections of the Agreement indicated:

Defined Term	Section
Agreement	Preamble
Articles of Merger	2.3
Cash Consideration	3.1(c)(i)
Cash Conversion Number	3.3(a)(i)
Cash Electing Company Share	3.1(c)(i)
Cash Election	3.1(c)(i)
Cash Election Number	3.3(b)
Certificate	3.1(c)
Closing	2.2
Closing Date	2.2
Company	Preamble

Company Benefit Plan	4.12(a)
Company Benefit Plans	4.12(a)
Company Common Stock	3.1(b)
Company Disclosure Schedule	Article IV
Company Preferred Stock	4.2(a)
Company Reimbursement Amount	8.3(b)
Company Representatives	6.3(a)
Company Required Statutory Approvals	4.4(a)
Company Rights	Recitals
Company SEC Documents	4.5(a)
Company SEC Financial Statements	4.5(c)
Company Shareholder Approval	4.3(a)
Company Shareholders’ Meeting	2.6(a)(i)
Company Tax Returns	4.9
Company Termination Fee	8.3(a)(y)
Company Union Contracts	4.13(a)(iii)
Department of State	2.3
Disclosing Party	6.5(a)
Effective Time	2.3
Electing Company Share	3.1(c)(ii)
Election Deadline	3.2(b)
Evercore	4.20
Exchange Agent	3.2(a)
Excluded Shares	3.1(b)
Financing	5.12
Financing Commitments	5.12
Form of Election	3.2(b)
Indemnified Liabilities	6.8(a)
Indemnified Parties	6.8(a)
Indemnified Party	6.8(a)
Leased Real Property	4.8(c)
Merger	Recitals
Merger Consideration	3.1(c)
Merger Sub	Preamble
Merger Sub Common Stock	3.1(a)
Non-Electing Company Holder	3.4(b)
Non-Electing Company Share	3.1(c)(iii)
Owned Real Property	4.8(b)
Parent	Preamble
Parent Disclosure Schedule	Article V
Parent Preferred Stock	5.2(a)
Parent Registration Statement	2.6(a)(i)
Parent Required Statutory Approvals	5.4(a)
Parent SEC Documents	5.5(a)
Parent SEC Financial Statements	5.5(c)
Parent Stock Consideration	3.1(c)(ii)

Parent Stock Issuance	2.6(a)(i)
Parent Tax Returns	5.8
Proceeding	6.8(a)
Proxy Statement/Prospectus	2.6(a)(i)
PUHCA	5.9(b)
Rights Agreement	Recitals
Rights Agreement Amendment	Recitals
Shortfall Number	3.3(c)
Stock Electing Company Share	3.1(c)(ii)
Stock Election	3.1(c)(ii)
Superior Proposal Agreement	6.3(c)(y)
Surviving Corporation	Recitals

ARTICLE II
THE MERGER

Section 2.1.  The Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time, (a) Merger Sub shall be merged with and into the Company in accordance with the provisions of Subchapter C of Chapter 19 of the PBCL and the separate corporate existence of Merger Sub shall cease and (b) the Company shall be the Surviving Corporation and shall continue its corporate existence under the PBCL.  The Merger shall have the effects set forth in Section 1929 of the PBCL.

Section 2.2.  Closing.  The closing of the Merger (the “Closing”) shall take place at the offices of Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, New York 10004, at 10:00 a.m., local time, on a date designated by the Company which is reasonably satisfactory to Parent, which shall be as soon as practicable, but not later than five (5) Business Days, after satisfaction or waiver of all of the conditions set forth in Article VII (other than those conditions that by their nature must be satisfied on the Closing Date), or at such other place, time and date as the parties hereto shall agree.  The date on which the Closing occurs is hereinafter referred to as the “Closing Date”.

Section 2.3.  Effective Time.  As soon as practicable during the Closing, Merger Sub and the Company shall cause articles of merger providing for the Merger (the “Articles of Merger”) to be executed and filed in the Department of State of the Commonwealth of Pennsylvania (the “Department of State”) as provided in Sections 1926 and 1927 of the PBCL, and shall take such other and further actions as may be required by applicable Law to make the Merger effective.  The Merger shall become effective at the time that the Articles of Merger are duly filed in the Department of State or such later time as is agreed upon by the parties hereto and specified in the Articles of Merger.  The time when the Merger becomes effective is hereinafter referred to as the “Effective Time”.

Section 2.4.  Articles of Incorporation and By-laws of the Surviving Corporation.  At the Effective Time, the Articles of Incorporation and the By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and By-laws of the Surviving Corporation until thereafter amended in compliance with the PBCL.

Section 2.5.  Directors and Officers of the Surviving Corporation.  The directors of Merger Sub and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the PBCL and the Articles of Incorporation and By-laws of the Surviving Corporation.

Section 2.6.  Proxy Statement/Prospectus; Parent Registration Statement; Company Shareholders’ Meeting.

(a)           Parent and the Company shall together, or pursuant to an allocation of responsibility to be agreed upon between them:

(i)           prepare and file with the SEC as soon as is reasonably practicable (x) proxy materials (the “Proxy Statement/Prospectus”) under the Exchange Act with respect to a meeting of the shareholders of the Company (the “Company Shareholders’ Meeting”) for the purpose of considering and taking action upon this Agreement, and (y) a Registration Statement on Form S-4 or other appropriate Form under the Securities Act (the “Parent Registration Statement”) with respect to the issuance of shares of Parent Stock pursuant to the Merger (the “Parent Stock Issuance”) in which the Proxy Statement/Prospectus shall be included as a prospectus;

(ii)           use commercially reasonable efforts to have, as promptly as practicable, (x) the Proxy Statement/Prospectus cleared by the SEC under the Exchange Act and (y) the Parent Registration Statement declared effective by the SEC under the Securities Act;

(iii)           take all such action as shall be required under applicable state blue sky or securities Laws in connection with the Transactions; and

(iv)           cooperate with each other in determining whether any filings are required to be made or consents are required to be obtained in any foreign jurisdiction prior to the Effective Time in connection with the Transactions, and in making any such filings promptly and in seeking to obtain timely any such consents.

(b)           Subject to the terms and conditions of this Agreement (including the rights of the Company under Sections 6.3(c) and 8.1(c)), the Company, acting through its Board of Directors, shall:

(i)           include in the Proxy Statement/Prospectus the recommendation of the Company’s Board of Directors that the Company’s shareholders vote in favor of the approval and adoption of this Agreement at the Company Shareholders’ Meeting; provided, however, that such recommendation may be withdrawn, modified or amended, in each case, (x) in accordance with Section 6.3(c) or (y) if, other than in connection with an Alternative Proposal, the Company’s Board of Directors shall have determined in good faith (after consultation with the Company’s outside counsel) that the failure to take such action is inconsistent with its fiduciary duties under applicable Law (it being understood and agreed that notwithstanding any withdrawal, modification or amendment made pursuant to this clause (y), the Company shall still be required to hold the Company Shareholders’ Meeting pursuant to Section 2.6(b)(ii));

(ii)           as soon as reasonably practicable after the date on which the Proxy Statement/Prospectus has been cleared by the SEC and the Parent Registration Statement has been declared effective by the SEC, (x) mail the Proxy Statement/Prospectus to the Company’s shareholders and (y) duly call, give notice of, and convene and hold the Company Shareholders’ Meeting; and

(iii)           subject to the proviso in Section 2.6(b)(i), use commercially reasonable efforts to solicit from the Company’s shareholders proxies in favor of the approval and adoption of this Agreement.

(c)           In connection with the preparation of the Proxy Statement/Prospectus and the Parent Registration Statement, Parent shall furnish to the Company all information concerning Parent, Merger Sub and the other Parent Subsidiaries as the Company may reasonably request, and the Company shall furnish to Parent all information concerning the Company and the Company Subsidiaries as Parent may reasonably request.  Each of the Company and Parent agrees that the information with respect to it or any of its Subsidiaries included or incorporated by reference in the Proxy Statement/Prospectus, the Parent Registration Statement, any amendment or supplement thereto or any other document filed in connection with this Agreement or any of the Transactions with any Governmental Entity (in any such case to the extent such information was furnished by the Company or Parent, as the case may be, for inclusion or incorporation by reference therein) (i) at the respective times that the applicable document is filed with the SEC or such other Governmental Entity and first mailed or otherwise disseminated to the Company’s shareholders, (ii) in addition, in the case of the Proxy Statement/Prospectus, at the time of the Company Shareholders’ Meeting, and (iii) in addition, in the case of the Parent Registration Statement, at the time the Parent Registration Statement becomes effective and at the Effective Time, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d)           The Company and the Company’s counsel, and Parent and Parent’s counsel, shall each be given a reasonable opportunity to review and comment upon the Proxy Statement/Prospectus and Parent Registration Statement prior to the filing thereof with the SEC, and shall provide any comments thereon to the other party as soon as practicable (but in no event later than three (3) Business Days after being asked to comment thereon).  The Company shall provide Parent and Parent’s counsel, and Parent shall provide the Company and the Company’s counsel, promptly after receipt thereof, with copies of any written comments or other material communications that it or its counsel receives from time to time from the SEC or its staff with respect to the Proxy Statement/Prospectus or Parent Registration Statement, with copies of any written responses to, and telephonic notification of any material verbal responses received from, the SEC or its staff by it or its counsel with respect to the Proxy Statement/Prospectus or Parent Registration Statement, and with notice of any stop order or the suspension of qualification of the Parent Stock issuable pursuant to the Merger for offering or sale in any jurisdiction.  If at any time Parent or the Company shall become aware of the occurrence of any event or other circumstance relating to it or any of its Subsidiaries as to which an amendment or supplement to the Proxy Statement/Prospectus or Parent Registration Statement shall be required, it shall notify the other party thereof, and Parent and the Company shall together, or pursuant to an allocation of responsibility to be agreed upon between them, promptly prepare and file such amendment or supplement with the SEC and, if applicable, disseminate such amendment or supplement to the Company’s shareholders.  Neither the Company nor Parent shall disseminate or file any such amendment or supplement without reasonable advance consultation with the other party and its counsel.

(e)           Parent and Merger Sub shall, at the Company Shareholders’ Meeting, vote, or cause to be voted, all shares of Company Common Stock owned by any of Parent, Merger Sub and any other Affiliate of Parent in favor of the approval and adoption of this Agreement.

ARTICLE III
TREATMENT OF SECURITIES

Section 3.1.  Conversion of Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of any share of capital stock of the Company, Parent or Merger Sub:

(a)           Common Stock of Merger Sub.  Each share of common stock, without par value, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one newly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(b)           Cancellation of Certain Company Common Stock.  Each share of common stock, par value $0.15625 per share, of the Company (“Company Common Stock”) that immediately prior to the Effective Time is owned by Parent, Merger Sub or any other Parent Subsidiary, and each share of Company Common Stock held in the treasury of the Company or owned by any Company Subsidiary, shall automatically be canceled and retired and shall cease to exist without any conversion thereof, and no consideration shall be delivered in exchange therefor.  Shares of Company Common Stock that are canceled and retired pursuant to this Section 3.1(b) are hereinafter referred to as the “Excluded Shares”.

(c)           Conversion of Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall automatically be converted into the right to receive the following consideration:

(i)           Each share of Company Common Stock with respect to which an election to receive cash (a “Cash Election”) has been effectively made and not revoked or lost pursuant to Section 3.2 (each, a “Cash Electing Company Share”) shall (subject to Section 3.3) be converted into the right to receive $25.00 in cash without interest (such per share amount is hereinafter referred to as the “Cash Consideration”).

(ii)           Each share of Company Common Stock with respect to which an election to receive stock consideration (a “Stock Election”) has been properly made and not revoked or lost pursuant to Section 3.2 (each, a “Stock Electing Company Share” and, together with each Cash Electing Company Share, an “Electing Company Share”) shall (subject to Section 3.3) be converted into the right to receive 1.1061947 validly issued, fully paid and nonassessable shares of Parent Stock, subject to adjustment in accordance with Section 3.1(e)

(such per share amount, together with any cash in lieu of fractional shares of Parent Stock to be paid pursuant to Section 3.1(d), is hereinafter referred to as the “Parent Stock Consideration”).

(iii)           Each share of Company Common Stock that is not (x) an Excluded Share or (y) a share of Company Common Stock with respect to which a Cash Election or a Stock Election has been properly made and not revoked or lost pursuant to Section 3.2 (each, a “Non-Electing Company Share”) shall be converted into the right to receive the Cash Consideration or the Parent Stock Consideration, as determined pursuant to Section 3.3.

Effective as of the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such share of Company Common Stock (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon surrender of such Certificate in accordance with Section 3.4.  For purposes of this Agreement, the term “Merger Consideration” with respect to a given share of Company Common Stock shall mean either the Cash Consideration (with respect to a share of Company Common Stock representing the right to receive the Cash Consideration) or the Parent Stock Consideration (with respect to a share of Company Common Stock representing the right to receive the Parent Stock Consideration).

(d)           No Fractional Shares.  No fractional shares of Parent Stock shall be issued in respect of shares of Company Common Stock that are to be converted in the Merger into the right to receive shares of Parent Stock.  Each holder of a Certificate (other than holders of Certificates representing Excluded Shares) shall be entitled to receive in lieu of any fractional share of Parent Stock to which such holder would otherwise have been entitled pursuant to Sections 3.1(c) and 3.3 an amount in cash (without interest), rounded to the nearest whole cent, equal to the product obtained by multiplying (i) the fractional share of Parent Stock to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock held by such holder immediately prior to the Effective Time, such holder’s unrevoked Cash Elections and Stock Elections and the provisions of Section 3.3) by (ii) the average of the closing price on NASDAQ for a share of Parent Stock for the five (5) consecutive trading days immediately preceding the Effective Time.

(e)           Adjustments.  If, on or after the date of this Agreement and prior to the Effective Time, Parent pays a dividend in, splits, combines into a smaller number of shares, or issues by reclassification any shares of Parent Stock, then the Parent Stock Consideration and any dependent items shall be appropriately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted shall, from and after the date of such event, be the Parent Stock Consideration or other dependent item, as applicable, subject to further adjustment in accordance with this sentence.

Section 3.2.  Election Procedures.

(a)           Promptly after the execution of this Agreement, Parent shall designate and appoint a bank or trust company reasonably acceptable to the Company to act as exchange agent hereunder (the “Exchange Agent”) for the purpose of exchanging Certificates.

(b)           Parent shall prepare and file as an exhibit to the Parent Registration Statement a form of election, and other appropriate and customary transmittal materials, in such form and containing such provisions as Parent and the Company shall mutually agree (collectively, the “Form of Election”).  The Form of Election shall permit each Person who, at or prior to the Election Deadline (as defined below), is a record holder (or, in the case of nominee record holders, the beneficial owner, through proper instructions and documentation) of any share of Company Common Stock (other than Excluded Shares) to specify (i) the number of such holder’s shares of Company Common Stock with respect to which such holder makes a Cash Election and/or (ii) the number of such holder’s shares of Company Common Stock with respect to which such holder makes a Stock Election.  The Form of Election shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the completed Form of Election and any Certificates to the Exchange Agent.  The Company shall mail the Form of Election with the Proxy Statement/Prospectus to all Persons who are record holders of shares of Company Common Stock as of the record date for the Company Shareholders’ Meeting and shall use commercially reasonable efforts to make the Form of Election available to all Persons who become holders of shares of Company Common Stock during the period between the record date for the Company Shareholders’ Meeting and the Election Deadline.  As used in this Agreement, “Election Deadline”  means 5:00 p.m., New York City time, on the date that is two (2) Business Days immediately preceding the Closing Date (or on such other date as the parties hereto mutually agree).

(c)           Any such election shall have been properly made only if the Exchange Agent shall have received at its designated office, by the Election Deadline, a Form of Election properly completed and signed and accompanied by Certificates representing the shares of Company Common Stock to which such Form of Election relates (or by an appropriate guarantee of delivery of such Certificates as set forth in such Form of Election from a firm that is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act); provided, that such Certificates are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery).  Any share of Company Common Stock (other than Excluded Shares) with respect to which a proper Cash Election or Stock Election has not been made as aforesaid shall be deemed to be a Non-Electing Company Share.  After a Cash Election or a Stock Election is properly made with respect to any share of Company Common Stock, no further registration of transfers of such share shall be made on the stock transfer books of the Company, unless and until such Cash Election or Stock Election is properly revoked.

(d)           Parent and the Company shall publicly announce the anticipated date of the Election Deadline at least five (5) Business Days prior to the anticipated Closing Date.  If the Closing Date is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and Parent and the Company shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.

(e)           Any Cash Election or Stock Election may be revoked with respect to all or any portion of the shares of Company Common Stock subject thereto (but only in whole share amounts) by the holder who submitted the applicable Form of Election by such holder submitting to the Exchange Agent a written notice of such revocation received by the Exchange Agent at or prior to the Election Deadline.  In addition, all Cash Elections and Stock Elections shall automatically be revoked if this Agreement is terminated in accordance with Article VIII.  If a Cash Election or Stock Election is revoked with respect to any shares of Company Common Stock, the Certificates representing such shares shall be promptly returned to the holder that submitted the same to the Exchange Agent, except to the extent (if any) a subsequent Cash Election and/or Stock Election is properly made with respect to any or all of the shares of Company Common Stock represented by such Certificate.

(f)           The good faith determination of the Exchange Agent (or the joint determination of Parent and the Company, in the event that the Exchange Agent declines to make any such determination) shall be conclusive and binding as to whether or not Cash Elections and Stock Elections shall have been properly made or revoked pursuant to this Section 3.2 and as to when Cash Elections, Stock Elections and revocations were received by the Exchange Agent.  The Exchange Agent shall have reasonable discretion to disregard immaterial defects in the Forms of Election.  The Exchange Agent (or Parent and the Company jointly, in the event that the Exchange Agent declines to make the following computations) shall also make all computations as to the proration contemplated by Section 3.3, and absent manifest error such computations shall be conclusive and binding on Parent, the Company and all holders of Company Common Stock.  The Exchange Agent may, with the written agreement of Parent after Parent’s reasonable consultation with the Company, make any rules that are consistent with this Section 3.2 for the implementation of the Cash Elections and Stock Elections provided for in this Agreement and shall be necessary or desirable to effect the Cash Elections and Stock Elections.

Section 3.3.  Proration.  Notwithstanding anything in this Agreement to the contrary:

(a)           Cash Conversion Number.  With respect to all shares of Company Common Stock (other than the Excluded Shares) issued and outstanding immediately prior to the Effective Time:

(i)           eighty percent (80%) of such shares (such number of shares, the “Cash Conversion Number”) shall be converted into the right to receive an amount per share equal to the Cash Consideration; and

(ii)           the remainder of such shares shall be converted into the right to receive the Parent Stock Consideration per share.

(b)           If Cash Election Number Equals or Exceeds the Cash Conversion Number.  If the aggregate number of Cash Electing Company Shares (such number of shares, the “Cash Election Number”) equals or exceeds the Cash Conversion Number, then:

(i)           all Stock Electing Company Shares and all Non-Electing Company Shares shall be converted into the right to receive the Parent Stock Consideration per share; and

(ii)           the number of Cash Electing Company Shares of each shareholder of the Company that shall be converted into the right to receive an amount per share equal to the Cash Consideration shall be equal to the product obtained by multiplying (x) the number of Cash Electing Company Shares of such shareholder by (y) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Cash Election Number, and the remaining number of such holder’s Cash Electing Company Shares shall be converted into the right to receive the Parent Stock Consideration per share.

(c)           If Cash Election Number Is Less Than the Cash Conversion Number.  If the Cash Election Number is less than the Cash Conversion Number (such difference between the Cash Election Number and the Cash Conversion Number, the “Shortfall Number”), then:

(i)           all Cash Electing Company Shares shall be converted into the right to receive an amount per share equal to the Cash Consideration; and

(ii)           the Stock Electing Company Shares and the Non-Electing Company Shares shall be treated in the following manner:

(x)           if the Shortfall Number is less than or equal to the aggregate number of Non-Electing Company Shares, then (A) all Stock Electing Company Shares shall be converted into the right to receive the Parent Stock Consideration per share and (B) the number of Non-Electing Company Shares of each shareholder of the Company that shall be converted into the right to receive an amount per share equal to the Cash Consideration shall be equal to the product obtained by multiplying (1) the number of Non-Electing Company Shares of such shareholder by (2) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the aggregate number of Non-Electing Company Shares, and the remaining number of such holder’s Non-Electing Company Shares shall be converted into the right to receive the Parent Stock Consideration per share; or

(y)           if the Shortfall Number exceeds the aggregate number of Non-Electing Company Shares, then (A) all Non-Electing Company Shares shall be converted into the right to receive an amount per share equal to the Cash Consideration and (B) the number of Stock Electing Company Shares of each shareholder of the Company that shall be converted into the right to receive an amount per share equal to the Cash Consideration shall be equal to the product obtained by multiplying (1) the number of Stock Electing Company Shares of such shareholder by (2) a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the aggregate number of Non-Electing Company Shares and the denominator of which is the aggregate number of Stock Electing Company Shares, and the remaining number of such holder’s Stock Electing Company Shares shall be converted into the right to receive the Parent Stock Consideration per share.

Section 3.4.  Delivery of the Merger Consideration.

(a)           Deposits with Exchange Agent.  Prior to the Effective Time (and, with respect to Parent Stock, from time to time after the Effective Time as applicable), Parent shall deposit with the Exchange Agent, pursuant to an agreement providing for the matters set forth in this Section 3.4 and such other matters as may be appropriate and the terms of which shall be mutually acceptable to Parent and the Company, an amount in cash and certificates representing shares of Parent Stock sufficient to effect the conversion of each share of Company Common Stock (other than Excluded Shares) into the Merger Consideration pursuant to this Agreement.

(b)           Exchange Procedures.

(i)           Promptly after the Effective Time, but in any event not more than five (5) Business Days after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record as of immediately prior to the Effective Time of Non-Electing Company Shares (each such holder, a “Non-Electing Company Holder” ), subject to Section 3.3, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to each Certificate representing any Non-Electing Company Shares held by such Non-Electing Company Holder shall pass, only upon delivery of the completed letter of transmittal and such Certificate to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company shall mutually agree) and (ii) instructions for use in effecting the surrender of each such Certificate in exchange for the total amount of Merger Consideration that such Non-Electing Company Holder is entitled to receive in exchange for such holder’s Non-Electing Company Shares in the Merger pursuant to this Agreement.  From and after the Effective Time, until surrendered as contemplated by this Section 3.4, each Certificate representing Non-Electing Company Shares held by a Non-Electing Company Holder shall be deemed to represent only the right to receive the total amount of Merger Consideration to which such Non-Electing Company Holder is entitled in exchange for such Non-Electing Company Shares as contemplated by this Article III.

(ii)           Upon surrender by a Non-Electing Company Holder to the Exchange Agent of all Certificates representing such holder’s Non-Electing Company Shares, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, each Non-Electing Company Holder shall be entitled to receive in exchange therefor (and the Exchange Agent shall mail to such Non-Electing Holder within ten (10) Business Days following such surrender): (A) a certificate (or certificates in the aggregate) representing the number of whole shares of Parent Stock, if any, into which such holder’s shares of Company Common Stock represented by such holder’s properly surrendered Certificates were converted in accordance with this Article III, and such Certificates so surrendered shall be forthwith cancelled, and (B) a check in an amount of U.S. dollars (after giving effect to any required withholdings pursuant to Section 3.4(g)) equal to (I) the amount of cash (consisting of the Cash Consideration and cash in lieu of a fractional share of Parent Stock to be paid pursuant to Section 3.1(d)), if any, into which such holder’s shares of Company Common Stock represented by such holder’s properly surrendered Certificates were converted in accordance with this Article III, plus (II) any cash dividends and other distributions that such holder has the right to receive pursuant to Section 3.4(c).

(iii)           As of the Effective Time, each former shareholder of the Company who properly made and did not revoke a Cash Election and/or a Stock Election shall be entitled to receive in exchange for such shareholder’s Electing Company Shares (and the Exchange Agent shall mail to such former shareholder within ten (10) Business Days following the Effective Time, unless such former shareholder is also a Non-Electing Company Holder, in which case the Exchange Agent shall include in its mailing to such former shareholder pursuant to Section 3.4(b)(ii)): (A) a certificate (or certificates in the aggregate) representing the number of whole shares of Parent Stock, if any, into which such holder’s shares of Company Common Stock represented by such holder’s properly surrendered Certificates were converted in accordance with this Article III, and such Certificates so surrendered shall be forthwith cancelled, and (B) a check in an amount of U.S. dollars (after giving effect to any required withholdings pursuant to Section 3.4(g)) equal to (I) the amount of cash (consisting of the Cash Consideration and cash in lieu of a fractional share of Parent Stock to be paid pursuant to Section 3.1(d)), if any, into which such holder’s shares of Company Common Stock represented by such holder’s properly surrendered Certificates were converted in accordance with this Article III, plus (II) any cash dividends and other distributions that such holder has the right to receive pursuant to Section 3.4(c).

(c)           Dividends and Distributions.  No dividends or other distributions with respect to shares of Parent Stock shall be paid to the holder of any unsurrendered Certificate until such Certificate is surrendered as provided in this Article III.  Subject to the effect of applicable Laws, following such surrender, there shall be paid, without interest, to the record holder of the shares of Parent Stock issued in exchange for shares of Company Common Stock represented immediately prior to the Effective Time by such Certificate (i) when any payment or distribution of a certificate representing any share(s) of Parent Stock is made to such holder pursuant to Section 3.4(b)(ii) or (iii), all dividends and other distributions payable in respect of such Parent Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) on the appropriate payment date, the dividends or other distributions payable with respect to such Parent Stock with a record date after the Effective Time but prior to surrender and with a payment date subsequent to such surrender.  For purposes of dividends and other distributions in respect of Parent Stock, all shares of Parent Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

(d)           Transfer Books; No Further Ownership Rights in Shares.  After the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. After the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares, except the right to receive the Merger Consideration and such dividends and other distributions on or in respect of Parent Stock as provided herein or as otherwise provided by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

(e)           Termination of Fund; No Liability.  At any time following twelve (12) months after the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to Parent (i) certificates representing shares of Parent Stock and (ii) cash held by the Exchange

Agent for payment of Cash Consideration and cash payments in lieu of fractional shares of Parent Stock, in each case, not delivered to holders of Certificates.  Thereafter, holders of Certificates shall be entitled to look only to Parent, which shall thereafter act as the Exchange Agent (subject to abandoned property, escheat or other similar Laws), as general creditors of Parent with respect to the delivery of the Merger Consideration (including payment of cash in lieu of fractional shares of Parent Stock).  None of Parent, the Surviving Corporation and the Exchange Agent shall be liable to any Person for any Merger Consideration delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(f)          Lost, Stolen or Destroyed Certificates.  In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit attesting to that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if requested by Parent or the Surviving Corporation, the delivery by such Person of a bond (in such amount as Parent or the Surviving Corporation may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation on account of the alleged loss, theft or destruction of such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate a certificate representing shares of Parent Stock and/or deliver a check for Cash Consideration, and pay the cash in lieu of any fractional share of Parent Stock to which such holder is entitled, which constitute the total amount of Merger Consideration deliverable in respect of such Certificate as determined in accordance with this Article III.

(g)          Withholding Taxes. The right of any Person to receive payment or consideration payable upon surrender of a Certificate pursuant to the Merger will be subject to any applicable requirements with respect to the withholding of any Tax.  To the extent amounts are so withheld by Parent, the Surviving Corporation or the Exchange Agent, (i) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock in respect of which the deduction and withholding was made and (ii) Parent shall, or shall cause the Surviving Corporation or the Exchange Agent, as the case may be, to, promptly pay over such withheld amounts to the appropriate Governmental Entity.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as reasonably apparent from disclosure in the Company SEC Documents filed on or prior to the date hereof  (excluding, with respect to the first sentence of Section 4.6 only, any disclosures in the first two sentences of the first paragraph under the caption “We are subject to a complex and uncertain regulatory environment” in Section 1A. Risk Factors of the Company’s Annual Report on Form 10-K for year ended December 31, 2006) or (ii) as set forth in a separate disclosure schedule (the “Company Disclosure Schedule”) which has been delivered by the Company to Parent at or prior to the execution of this Agreement (each section of which qualifies the correspondingly numbered representation and warranty, or covenant, to the extent specified therein and such other representations, warranties and covenants to the extent a matter in such section is disclosed in such a way as to make its relevance to the information called for by such other representation and warranty, or covenant, reasonably apparent on its face), the Company hereby represents and warrants to Merger Sub and Parent as follows:

Section 4.1.  Corporate Organization.

(a)           Each of the Company and the Company Material Subsidiaries is a corporation, duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  Each of the Company and the Company Material Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not be reasonably expected to have, when aggregated with all other such failures, a Company Material Adverse Effect.

(b)           The copies of the Company Articles and Company By-laws most recently filed with the Company SEC Documents are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

Section 4.2.  Capitalization.

(a)           The authorized capital stock of the Company consists of 50,000,000 shares of capital stock, of which (i) 40,000,000 shares have been designated as shares of Company Common Stock and (ii) 151,000 shares have been designated as shares of Class A Junior Participating Preferred Stock, par value $1.00 per share, of the Company (“Company Preferred Stock”) for issuance upon exercise of the Company Rights pursuant to the Rights Agreement.  At the close of business on June 29, 2007, (i) 15,005,000 shares of Company Common Stock were issued and outstanding, (ii) 35,000 shares of Company Common Stock were held in the Company’s treasury, (iii) no shares of Company Common Stock were reserved for issuance, (iv) no shares of Company Preferred Stock were issued and outstanding (but 151,000 shares of Company Preferred Stock were reserved for issuance upon exercise of the Company Rights pursuant to the Rights Agreement), and (v) no other class or series of shares of capital stock of the Company had been designated, issued or reserved for issuance.  All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of any preemptive rights.  Except as provided in this Agreement and except for the Company Rights, there are no outstanding subscriptions, options, warrants, calls, commitments, rights, arrangements, undertakings or agreements of any character calling for the purchase, issuance, redemption or repurchase of any securities of the Company to which the Company or any Company Subsidiary is a party, including any securities representing the right to purchase or otherwise receive any shares of Company Common Stock.

(b)           Section 4.2(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, each Company Material Subsidiary.  The Company directly or indirectly owns, beneficially and of record, all of the issued and outstanding shares of the capital stock of each Company Material Subsidiary, free and clear of any Liens, except for (i) Liens imposed under federal or state securities Laws, (ii) Liens specifically disclosed in the Company SEC Financial Statements and (iii) Liens that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.  All such shares of capital stock are duly authorized and validly issued and are fully paid, nonassessable and free of any preemptive rights.  Neither the Company nor any of the Company Material Subsidiaries has any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any security of any of the Company Material Subsidiaries, including any securities representing the right to purchase or otherwise receive any shares of capital stock of any of the Company Material Subsidiaries.  There are no restrictions on the Company with respect to voting the stock of any Company Material Subsidiary.

(c)           Section 4.2(c) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, each corporation, limited liability company, partnership or other entity in which the Company has a direct or indirect ownership interest and which is not a Company Material Subsidiary, and the Company’s percentage ownership thereof.  The Company owns all interests set forth in Section 4.2(c) of the Company Disclosure Schedule free and clear of any Liens, except for (i) Liens imposed under the applicable partnership or similar governing agreement or under federal or state securities Laws, (ii) Liens specifically disclosed in the Company SEC Financial Statements, and (iii) Liens that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.3.  Authority.

(a)           The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Transactions to be consummated by it, subject to the Company obtaining, prior to the Effective Time, the affirmative vote for the approval and adoption of this Agreement of a majority of the votes cast on the matter by the holders of Company Common Stock at the Company Shareholders’ Meeting when a quorum is present (the “Company Shareholder Approval”).  The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Transactions to be consummated by it, have been duly authorized and approved by the Board of Directors of the Company and, except for obtaining the Company Shareholder Approval, no other corporate action on the part of the Company or its shareholders is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions to be consummated by it.  This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity.

(b)           At a meeting duly called and held, the Board of Directors of the Company, subject to the proviso to Section 2.6(b)(i) and to Section 6.3(c), (i) adopted and approved this Agreement, the Merger and each of the other Transactions and the submission of this Agreement to the Company’s shareholders for approval and (ii) resolved to recommend that the Company’s shareholders vote in favor of the approval and adoption of this Agreement at the Company Shareholders’ Meeting.  None of the aforesaid actions by the Board of Directors of the Company has been amended, rescinded or modified as of the date of this Agreement.

Section 4.4.  Consents and Approvals; No Violations.

(a)           Except for (i) the consents and approvals set forth in Section 4.4(a) of the Company Disclosure Schedule, (ii) the filing with the SEC of the Proxy Statement/Prospectus and an amendment to the Company’s Registration Statement on Form 8-A with respect to the Rights Agreement Amendment, (iii) the filing with the Department of State of the Articles of Merger and the related docketing statements, (iv) such other filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Exchange Act Rules, the HSR Act, and the applicable requirements of NASDAQ, (v) filings with, and the approval required by, the FCC under the Communications Act or the FCC Rules, and (vi) filings with, and the approval required by, the PPUC under the Pennsylvania Public Utility Code or the PPUC Rules (all of the foregoing, collectively, the “Company Required Statutory Approvals”), no consent or approval of, or filing, declaration or registration with, any Governmental Entity, which has not been received or made, is required to be obtained by or made by the Company for the consummation by the Company of the Transactions to be consummated by it, other than such consents, approvals, filings, declarations or registrations that if not obtained or made, would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           None of the execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions to be consummated by it, and compliance by the Company with any of the terms and provisions of this Agreement, will (i) violate any provision of the Company Articles or Company By-laws or the Articles of Incorporation or By-laws (or any similar organizational documents with a different name) of any Company Material Subsidiary or (ii) assuming that the Company Shareholder Approval and the Company Required Statutory Approvals are obtained or made, as the case may be, prior to the Effective Time, (x) violate any Law applicable to the Company or any Company Subsidiary or any of their respective properties or assets, or the award of any arbitrator or panel of arbitrators applicable to the Company or any Company Subsidiary or any of their respective properties or assets, or (y) violate, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any Company Subsidiary under any note, bond, mortgage, indenture, deed of trust, license, permit, lease, contract, agreement or other instrument to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective properties or assets may be bound or affected, in any such case involving payments to or from the Company or any Company Subsidiary of more than $50,000 per year, except, in the case of clause (ii) above, for such violations, losses of benefits, defaults, events, terminations, rights of termination or cancellation, accelerations or Lien creations as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.5.  SEC Documents; Financial Statements; Undisclosed Liabilities.

(a)           The Company has filed all reports, schedules, forms and registration statements with the SEC required to be filed by it pursuant to the Securities Act and the

Securities Act Rules, or the Exchange Act and the Exchange Act Rules, in each such case since January 1, 2005 (collectively, and in each case including all annexes and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”).  As of their respective dates (or if subsequently amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  To the Company’s Knowledge, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review.

(b)           The Company is in compliance with, and has complied, in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder, and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ.  The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act.  The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.  The management of the Company has completed its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2006, and such assessment concluded that such controls were effective to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP.  The Company has disclosed, based on its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2006, to the Company’s independent registered accounting firm and the audit committee of the Board of Directors of the Company (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, of which there is Company’s Knowledge that involves management or other employees who have a significant role in the Company’s internal control over financial reporting for the year ended December 31, 2006.  The Company has made available to Parent a summary of any such disclosures made by management to such accounting firm or audit committee for the year ended December 31, 2006.

(c)           The consolidated financial statements of the Company included in the Company SEC Documents (the “Company SEC Financial Statements”) (i) have been prepared in accordance with GAAP (except as may be otherwise indicated therein or in the notes thereto and except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the Exchange Act), applied on a consistent basis during the periods involved, (ii) complied in all material respects with published rules and regulations of the SEC with respect thereto, and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Company Subsidiaries as of the respective dates thereof and the consolidated statements of income, cash flows and (in the case of audited annual statements) shareholders’ equity for the respective periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments and the absence of footnotes).

(d)           As of March 31, 2007, neither the Company nor any of the Company Subsidiaries had any liabilities or obligations that would have been required by GAAP to be reflected in the consolidated balance sheet of the Company and the Company Subsidiaries as of such date, except (i) for such liabilities and obligations reflected, reserved against or otherwise disclosed in the consolidated balance sheet of the Company and the Company Subsidiaries as of such date (including the notes thereto) that is included in the Company SEC Financial Statements and (ii) for such liabilities and obligations as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect (it is understood and agreed that the representations and warranties contained in this Section 4.5(d): (x) do not apply to matters described in any of Section 4.4, the other portions of this Section 4.5, and Sections 4.7, 4.9, 4.10, 4.11, 4.12, 4.14, 4.15 and 4.16 (which are addressed exclusively in those Sections) and (y) shall not be deemed breached if such breach relates to a matter which is covered by a representation or warranty of the Company contained in this Article IV (other than this Section 4.5(d)) that contains a “Company’s Knowledge” qualification).

(e)           Since December 31, 2006 to the date of this Agreement, (i) neither the Company nor any Company Subsidiary nor, to the Company’s Knowledge, any director, officer, auditor, accountant or representative of the Company or any of the Company Subsidiaries has received any written complaint, allegation, assertion or claim that the Company or any of the Company Subsidiaries has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls relating to the Company and the Company Subsidiaries, taken as a whole, (ii) no attorney representing the Company or any Company Subsidiary has made a report to the Company’s chief legal officer, chief executive officer or Board of Directors (or any committee thereof) pursuant to the SEC’s Standards of Professional Conduct for Attorneys (17 CFR Part 205), and (iii) the Company has disclosed to its outside auditors any fraud, whether or not material, of which there is Company’s Knowledge that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Section 4.6.  Absence of Certain Changes or Events.  Except as expressly contemplated by this Agreement, since March 31, 2007, no events have occurred which have had or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.  From March 31, 2007 to the date of this Agreement, (i) the Company and the Company Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business and (ii) there has been no:

(a)           declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company, other than the declaration and payment by the Company of regular quarterly cash dividends on the shares of Company Common Stock;

(b)           redemption or other acquisition by the Company of any of its capital stock;

(c)           stock split, reverse stock split, combination or reclassification of the shares of Company Common Stock;

(d)           increase in the rate or terms of compensation payable by the Company or any of the Company Subsidiaries to any of their respective directors, officers or employees whose annual base compensation exceeds $100,000, or grant or increase in the rate or terms of any bonus, pension, severance or other employee benefit plan, policy, agreement or arrangement with, for or in respect of any of their respective directors, officers or employees whose annual base compensation exceeds $100,000, except in any such case for grants or increases (i) required pursuant to the terms of plans or agreements in effect on the date of this Agreement, (ii) occurring in the ordinary course of business, or (iii) required by Law;

(e)           adoption or amendment (except as may be required by Law) of any Company Benefit Plan or any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee, director or former director or employee;

(f)           material change by the Company in accounting methods, principles or practices except as required by GAAP;

(g)           amendment of any material Company Tax Return or the making of any material Tax election; or

(h)           any agreement or commitment, whether in writing or otherwise, to take any action described in clauses (a) through (g) above.

Section 4.7.  Litigation; Other Proceedings.  Except (i) as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect and (ii) for any litigation (or threatened litigation) concerning this Agreement or any of the Transactions or relating to the Company’s 2007 annual meeting of shareholders, there is no action, arbitration, suit, formal complaint (other than complaints by customers (other than carriers) in the ordinary course of business) or proceeding pending or, to the Company’s Knowledge, threatened against the Company or any of the Company Subsidiaries or any of their respective properties or assets or any of their respective officers or directors (in their capacity as officers or directors of the Company or any Company Subsidiary) before any Governmental Entity.

Section 4.8.  Personal Property; Real Property.

(a)           None of the tangible personal property of the Company or any Company Subsidiary is subject to any Liens, other than Permitted Liens.  The Company and the Company

Subsidiaries have good title to, or a valid leasehold interest in, or with respect to licensed assets only, a valid license to use, the tangible personal assets and properties used or held for use by the Company and the Company Subsidiaries in connection with the conduct of their respective businesses as conducted as of the date of this Agreement, except where failure to have good title or a valid leasehold or license would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           Section 4.8(b) of the Company Disclosure Schedule sets forth a complete and correct list as of the date of this Agreement of all real property owned by the Company or any Company Subsidiary (other than property rights with respect to land upon which telephone poles or wires are located) (collectively, the “Owned Real Property”) and, for each parcel of Owned Real Property, identifies the street address (or other identifying information) of such Owned Real Property.

(c)           Section 4.8(c) of the Company Disclosure Schedule sets forth a complete and correct list as of the date of this Agreement of all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any Company Subsidiary (other than property rights with respect to land upon which telephone poles or wires are located) (collectively, including the improvements thereon, the “Leased Real Property”) and, for each parcel of Leased Real Property, identifies the street address (or other identifying information) of such Leased Real Property.

(d)           The Company or a Company Subsidiary has good fee simple title to all Owned Real Property, and, to the Company’s Knowledge, enjoys peaceful and undisturbed possession of all Leased Real Property, free and clear of all Liens, except Permitted Liens.

(e)           Except for Permitted Liens, as of the date of this Agreement, none of the Owned Real Properties is subject to any lease, sublease, license or other agreement granting to any Person (other than the Company or any Company Subsidiary) any right to the use or occupancy of such Owned Real Property or any part thereof.  Except as would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect, to the Company’s Knowledge there does not exist any condemnation or eminent domain proceeding that affects any Owned Real Property or Leased Real Property.

Section 4.9.  Taxes.  Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Tax returns, reports and similar statements, including information returns and reports, claims for refund, and amended or substituted returns and reports (including any schedules attached thereto) required to be filed by or on behalf of the Company or any of the Company Subsidiaries (collectively, the “Company Tax Returns”) have been timely filed (taking into account any extensions), (ii) as of the times of filing, the Company Tax Returns were correct, (iii) the Company and the Company Subsidiaries have timely paid, withheld or made provision for all Taxes shown as due and payable on the Company Tax Returns that have been filed or that are otherwise due and owing, other than Taxes that are being contested in good faith, which have not been finally determined, and have been adequately reserved against in accordance with GAAP on the Company’s most recent consolidated financial statements, and (iv) to the Company’s Knowledge, as of the date of this

Agreement, there are no pending or threatened claims against or with respect to the Company or any of the Company Subsidiaries in respect of any Tax.

Section 4.10.  Licenses.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Licenses required for the operation of the businesses of the Company and the Company Subsidiaries as currently conducted are in full force and effect, (ii) all fees due and payable by the Company or any of the Company Subsidiaries to any Governmental Entities pursuant to the rules governing such Licenses have been paid, (iii) the Company and the Company Subsidiaries are in compliance with the terms of each such License of which it is a licensee, and (iv) there is no proceeding being conducted by any Governmental Entity of which the Company or any Company Subsidiary has received notice or, to the Company’s Knowledge, any proceeding or investigation threatened by any Governmental Entity, seeking the termination, suspension, modification, cancellation, revocation or nonrenewal of any of such Licenses or the imposition on the Company or any of the Company Subsidiaries of any penalty or fine with respect to any of such Licenses.

Section 4.11.  Compliance with Laws.

(a)           Except with respect to matters described in any of Sections 4.4, 4.5, 4.7, 4.9, 4.10, 4.12, 4.14, 4.15 and 4.16, which are excluded from the provisions of this Section 4.11, and except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries is in violation of any Law applicable to the Company or any of the Company Subsidiaries or any award of any arbitrator or panel of arbitrators applicable to the Company or any of the Company Subsidiaries.

(b)           Neither the Company nor any of the Company Subsidiaries is in violation of any requirement of applicable Law related to privacy, data protection or the collection and use of personal information gathered or used by the Company and the Company Subsidiaries applicable to the Company or any of the Company Subsidiaries or by which the Company or any of the Company Subsidiaries or any of their respective businesses or properties is bound, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12.  Employee Benefits.

(a)           Set forth in Section 4.12(a) of the Company Disclosure Schedule is a complete and correct list as of the date of this Agreement of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), each stock based, severance, retention, employment, change-in-control, deferred compensation or supplemental retirement agreement, program, policy or arrangement, and each material bonus, incentive, vacation or other material employee benefit plan, agreement, program, policy or arrangement with respect to current or former employees, any of which is maintained or sponsored by the Company or any of the Company Subsidiaries or with respect to which the Company or any of the Company Subsidiaries is obligated to make any contributions.  All such plans, agreements, programs, policies and arrangements, other than any plans maintained or sponsored by the Communications

Workers of America, are hereinafter referred to collectively as the “Company Benefit Plans” and individually as a “Company Benefit Plan.”

(b)           With respect to each Company Benefit Plan, the Company has made available to Parent (i) a complete and current copy of such plan or a summary of such plan if no written plan document exists; (ii) the most recent determination letter, if applicable; (iii) the current summary plan description, if any; (iv) the most recent actuarial valuation report, if applicable; (v) the most recent annual reports on Form 5500, and (vi) service agreements, insurance policies and the most recent trust agreement, if applicable.

(c)           Each Company Benefit Plan has been operated and administered, in all material respects, in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code.  Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification or is a prototype plan that is the subject of a favorable opinion letter from the Internal Revenue Service, and, to the Company’s Knowledge, nothing has occurred since the date of such determination or opinion letter that would adversely affect such qualification.

(d)           [Intentionally omitted]

(e)           Neither the Company nor any of the Company Subsidiaries makes or is obligated to make contributions, or has within the last six (6) years made contributions, to a “multiemployer plan” within the meaning of Section 4001(a) (3) of ERISA.

(f)           With respect to any “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, maintained or contributed to by the Company or any of the Company Subsidiaries: (i) no liability to the PBGC has been incurred (other than for premiums not yet due); (ii) no proceedings to terminate any such plan have been instituted by the PBGC and no event or condition has occurred which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan; and (iii) no “accumulated funding deficiency,” within the meaning of Section 302 of ERISA or Section 412 of the Code, whether or not waived, exists.

(g)           There are no actions, suits, claims (other than routine claims for benefits in the ordinary course) or governmental audits pending or, to the Company’s Knowledge, threatened with respect to any Company Benefit Plan, other than any such actions, suits, claims or audits that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h)           No Company Benefit Plan provides medical or dental benefits with respect to current or former employees of the Company or any Company Subsidiary beyond their termination of employment (other than to the extent required by applicable Law).

(i)           Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will:  (i) increase any benefits otherwise payable under any Company Benefit Plan; (ii) result in any acceleration of the time of payment or vesting of any such benefits; (iii) limit or prohibit the ability to amend or terminate any Company Benefit Plan; (iv) require the funding of any trust or other funding vehicle; or (v) renew or extend the term of any agreement in respect of compensation for an employee of the Company or any of the Company Subsidiaries that would create any liability to the Company or any of the Company Subsidiaries after consummation of the transactions contemplated hereby.

(j)           No Affiliates of the Company, other than the Company Subsidiaries, would be considered an “ERISA Affiliate” (i.e., an Affiliate or Person that, together with the Company, would be treated as a single employer under Section 414(b), (c), (d), or (o) of the Code).

(k)           No breach of fiduciary duty under ERISA or prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) has occurred that would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(l)           All contributions to such Company Benefit Plans, all payments under such Company Benefit Plans (other than those to be made from a trust qualified under Code Section 401(a)) and all payments with respect to such Company Benefit Plans have been paid when due, and to the extent unpaid, are reflected on the Company’s consolidated financial statements if and to the extent required in accordance with GAAP.

Section 4.13.  Contracts.

(a)           Section 4.13(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, each Contract that is of a type described below:

(i)           any Contract to which the Company or any of the Company Subsidiaries is a party relating to indebtedness for borrowed money in excess of $500,000;

(ii)           any guarantee of any obligation for borrowed money in excess of $500,000 with respect to which the Company or any of the Company Subsidiaries is a guarantor;

(iii)           any collective bargaining agreement to which the Company or any of the Company Subsidiaries is a party (collective, the “Company Union Contracts”);

(iv)           any Contract to which the Company or any of the Company Subsidiaries is a party granting a right of first refusal, right of first offer or similar preferential right to purchase or acquire any of the Company’s or any of the Company Subsidiaries’ capital stock or assets;

(v)           any Contract to which the Company or any of the Company Subsidiaries is a party limiting, restricting or prohibiting the Company or any of the Company Subsidiaries from conducting business anywhere in the United States or elsewhere in the world, or any Contract to which the Company or any of the Company Subsidiaries is a party limiting the freedom of the Company or any of the Company Subsidiaries to engage in any line of business or to compete with any other Person;

(vi)           any joint venture or partnership agreement to which the Company or any of the Company Subsidiaries is a party; and

(vii)           any other Contract (including all amendments thereto) that would be required to be filed by the Company with the SEC as a “material contract” pursuant to Item 601(b)(10) of Regulation  S-K under the Securities Act as of the date of this Agreement, other than this Agreement and the Rights Agreement Amendment.

The Company has, prior to the date of this Agreement, delivered or made available to Parent and Merger Sub true and correct copies of all Contracts referred to clauses (i) through (vii) above (except, with respect to any such Contract, to the extent that the Company or the applicable Subsidiary is precluded or restricted from doing so by the terms of such Contract or by any confidentiality agreement to which the Company or such Company Subsidiary is a party or by which it is bound).

(b)           With respect to each Contract to which the Company or any Company Subsidiary is a party, (i) neither the Company nor any of the Company Subsidiaries has breached or is in default under, nor has any of them received written notice of breach or default under, such Contract, (ii) to the Company’s Knowledge, no other party to such Contract has breached or is in default of any of its obligations thereunder, and (iii) such Contract is a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries and to the Company’s Knowledge, of the other party or parties thereto, and is in full force and effect, except in any such case for breaches, defaults or failures to be valid, binding and legally enforceable or to be in full force and effect that would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect.

Section 4.14.  Environmental Laws and Regulations.  Except for those matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries are in compliance with all applicable Environmental Laws; (ii) to the Company’s Knowledge, no property currently owned or operated by the Company or any of the Company Subsidiaries is contaminated with any Hazardous Substance which would reasonably be expected to result in liability under any Environmental Law; (iii) neither the Company nor any of the Company Subsidiaries would reasonably be expected to incur liability under any Environmental Law for any Hazardous Substance release to, disposal on or contamination of any property by the Company or any of the Company Subsidiaries (or, to the Company’s Knowledge, by any other Person); (iv) there are no legal, administrative, arbitral or other proceedings, claims, actions or causes of action currently pending before any Governmental Entity or arbitrator or panel of arbitrators or, to the Company’s Knowledge, threatened against the Company or any of the Company Subsidiaries, seeking to impose on the Company or any of the Company Subsidiaries liability or obligations arising under Environmental Laws; and (v) neither the Company nor any of the Company Subsidiaries is subject to any agreement, order, judgment or decree by or with any Governmental Entity imposing any liability or obligation under Environmental Laws.

Section 4.15.  Labor Relations.

(a)           As of the date of this Agreement, no employees of the Company or any of the Company Subsidiaries are covered by a collective bargaining agreement other than the Company Union Contracts.

(b)           As of the date of this Agreement, there is no labor or employment-related charge, complaint or claim of any sort against the Company or any Company Subsidiary pending or, to the Company’s Knowledge, threatened before any Governmental Entity, except for such charges, complaints or claims that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.  As of the date of this Agreement, there is no strike, lockout, work slowdown or stoppage or, to the Company’s Knowledge, labor organizing activity actually pending or, to the Company’s Knowledge, threatened against the Company or any of the Company Subsidiaries, with such exceptions as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.16.  Intellectual Property.

(a)           Section 4.16(a) of the Company Disclosure Schedule sets forth a complete and correct list (or, in the case of copyrights, a description) as of the date of this Agreement of all trademark and service mark registrations and pending applications, copyright registrations and pending applications, and Internet domain name registrations owned by the Company or any of the Company Subsidiaries. The Company and the Company Subsidiaries as applicable (i) are the sole and exclusive owners of record of all such registrations and applications and (ii) have paid all taxes and fees required to renew and maintain in force and effect through the date of this Agreement all such registrations and applications, except where the failure to pay such fees and taxes would not be reasonably expected to have, in the aggregate, a Company Material Adverse Effect.  Neither the Company nor any of the Company Subsidiaries owns or has any interest in any patents or patent applications.  No Person has been granted a license or right to use any Intellectual Property owned by the Company or any of the Company Subsidiaries, except in connection with products or services offered by the Company in the ordinary course of business.

(b)           The Company and the Company Subsidiaries own or possess adequate licenses or other rights to use all Intellectual Property necessary to conduct their respective businesses as currently conducted, except where the failure to own or possess such rights would not be reasonably expected to have, in the aggregate, a Company Material Adverse Effect.  Except as would not be reasonably expected to have, in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of the Company Subsidiaries is infringing, misappropriating or violating any Intellectual Property of any other Person, (ii) neither the Company nor any of the Company Subsidiaries is in breach of, or in default under, any license of Intellectual Property by any other Person to the Company or any of the Company Subsidiaries, (iii) to the Company’s Knowledge, no Person is infringing, misappropriating or otherwise violating any Intellectual Property owned by the Company or any of the Company Subsidiaries, and (iv) the Company and the Company Subsidiaries have taken commercially reasonable steps to establish policies and procedures requiring employees and contractors with access to Intellectual Property owned by the Company or any of the Company Subsidiaries to maintain the confidentiality of non-public information.

Section 4.17.  Insurance.  The Company and each of the Company Subsidiaries maintains insurance coverage against such risks and in such amounts as the Company believes to be customary for companies of its size, in its geographic region and in the businesses in which the Company and the Company Subsidiaries operate.

Section 4.18.  Transactions with Affiliates.  As of the date of this Agreement, there are no transactions, agreements, arrangements or understandings between the Company or any of the Company Subsidiaries, on the one hand, and any Affiliate of the Company (other than the Company Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 4.19.  Rights Agreement; Restrictions on Business Combinations.  The Board of Directors of the Company has (i) approved the execution of the Rights Agreement Amendment such that the Company Rights issued pursuant to the terms of the Rights Agreement are inapplicable to this Agreement and the Transactions and (ii) taken all necessary action such that the restrictions imposed on business combinations by Section 2538 and Subchapters E, F, G, H, I and J of Chapter 25 of the PBCL (to the extent such Subchapters apply to this Agreement and the Transactions), and Article X of the Company Articles, are inapplicable to this Agreement and the Transactions.    The Rights Agreement, as so amended, has not been further amended or modified (except, following the date of this Agreement, in accordance with Section 6.3(c)(y)).  A copy of the Rights Agreement Amendment has been previously provided to Parent.

Section 4.20.  Opinion of Financial Advisor.  The Board of Directors of the Company has received the opinion of Evercore Group L.L.C. (“Evercore”), the Company’s financial advisor, to the effect that, as of the date of this Agreement, the Merger Consideration is fair from a financial point of view to the holders of shares of Company Common Stock (other than Parent, Merger Sub and their respective Affiliates).

Section 4.21.  Broker’s Fees.  Except for Evercore and the fees and expenses payable to it, neither the Company nor any of the Company Subsidiaries, nor any of their respective officers or directors on behalf of the Company or the Company Subsidiaries, has employed any investment banker, financial advisor, broker, finder or other financial services intermediary, or incurred any liability for any related advisory fees, broker’s fees, commissions, finder’s fees or other compensation, in connection with any of the Transactions.

Section 4.22.  No Other Representations or Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE IV, NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY ON BEHALF OF THE COMPANY.  THE COMPANY HEREBY DISCLAIMS ANY SUCH OTHER REPRESENTATION OR WARRANTY, WHETHER BY THE COMPANY, ANY COMPANY SUBSIDIARY, OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PARENT, MERGER SUB OR ANY OTHER PERSON OF ANY DOCUMENTATION OR OTHER WRITTEN OR ORAL INFORMATION BY THE COMPANY, ANY COMPANY SUBSIDIARY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON, AND NEITHER THE COMPANY NOR ANY OTHER PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO PARENT, MERGER SUB OR ANY OTHER PERSON RESULTING FROM SUCH DELIVERY OR DISCLOSURE, OR PARENT’S OR MERGER SUB’S USE, OF ANY SUCH

DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS OR OTHER MATERIAL MADE AVAILABLE TO PARENT OR MERGER SUB IN CERTAIN "DATA ROOMS" OR MANAGEMENT PRESENTATIONS IN EXPECTATION OF THE TRANSACTIONS).

ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Except (i) as reasonably apparent from disclosure in the Parent SEC Documents filed on or prior to the date hereof or (ii) as set forth in a separate disclosure schedule (the “Parent Disclosure Schedule”) which has been delivered by the Parent and Merger Sub to the Company at or prior to the execution of this Agreement (each section of which qualifies the correspondingly numbered representation and warranty, or covenant, to the extent specified therein and such other representations, warranties and covenants to the extent a matter in such section is disclosed in such a way as to make its relevance to the information called for by such other representation and warranty, or covenant, reasonably apparent on its face), Merger Sub and the Parent hereby jointly and severally represent and warrant to the Company as follows:

Section 5.1.  Corporate Organization.

(a)           Each of Parent, Merger Sub and the Parent Material Subsidiaries is a corporation, partnership or limited liability company duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power, corporate or otherwise, and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  Each of Parent, Merger Sub and the Parent Material Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary except where the failure to be so licensed or qualified would not be reasonably expected to have, when aggregated with all other such failures, a Parent Material Adverse Effect.

(b)           The copies of the Parent Certificate and Parent By-laws most recently filed with the Parent SEC Documents are true, complete and correct copies of such documents, and the copies of the Articles of Incorporation and By-laws of Merger Sub delivered to the Company prior to the date of this Agreement are true, complete and correct copies of such documents, in each case as in effect as of the date of this Agreement.

Section 5.2.  Capitalization.

(a)           The authorized capital stock of Parent consists of 110,000,000 shares of capital stock, of which 100,000,000 shares have been designated as shares of Parent Stock and 10,000,000 shares have been designated as shares of preferred stock, par value $0.01 per share, of Parent (“Parent Preferred Stock”).  At the close of business on June 29, 2007, (i) 26,130,618 shares of Parent Stock were issued and outstanding, (ii) no shares of Parent Stock were held in Parent’s treasury, (iii) 508,916 shares of Parent Stock were reserved for issuance pursuant to the

Parent Benefit Plans (and no shares of Parent Stock were reserved for any other purpose), (iv) no shares of Parent Preferred Stock were issued and outstanding (or reserved for any purpose), and (v) no other class or series of shares of capital stock of Parent had been designated, issued or reserved for issuance.  All of the issued and outstanding shares of Parent Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of any preemptive rights.  Except as provided in this Agreement and except as set forth in clause (iii) of the second sentence of this Section 5.2(a), there are no outstanding subscriptions, options, warrants, calls, rights, arrangements, undertakings, commitments or agreements of any character calling for the purchase, issuance, redemption or repurchase of any securities of Parent to which Parent or any Parent Subsidiary is a party, including any securities representing the right to purchase or otherwise receive any shares of Parent Stock.  The shares of Parent Stock to be issued pursuant to the Merger, when issued in accordance with the terms and subject to the conditions of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights, and will not be subject to any restrictions on the resale thereof under federal or state securities Laws.

(b)           The authorized capital stock of Merger Sub consists of 100 shares of Merger Sub Common Stock, all of which shares are issued and outstanding and are owned, of record and beneficially, solely by Parent.

(c)           Parent owns, directly or indirectly, all of the issued and outstanding shares of the capital stock or partnership or member interests of each Parent Material Subsidiary, free and clear of any Liens, except for (i) Liens imposed under federal or state securities Laws, (ii) Liens specifically disclosed in the Parent SEC Financial Statements and (iii) Liens that would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  All such shares of capital stock are duly authorized and validly issued and are fully paid, nonassessable and free of any preemptive rights.  Neither Parent nor any of the Parent Material Subsidiaries has any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any security of any of the Parent Material Subsidiaries, including any securities representing the right to purchase or otherwise receive any shares of capital stock of any of the Parent Material Subsidiaries.  There are no restrictions on Parent with respect to voting the stock of any Parent Material Subsidiary.

(d)           With respect to each corporation, limited liability company, partnership or other entity in which Parent or any of the Parent Subsidiaries has a direct or indirect ownership interest in which it invested and/or to which is loaned more than $20,000,000 and which is not a Parent Material Subsidiary, Parent owns such ownership interest free and clear of any Liens, except for (i) Liens imposed under the applicable partnership or similar governing agreement or under federal or state securities Laws, (ii) Liens specifically disclosed in the Parent SEC Financial Statements and (iii) Liens that would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.3.  Authority.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Transactions to be consummated by it.  The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions to be consummated by them, have been duly authorized and approved by the respective Boards of

Directors of Parent and Merger Sub, and by Parent as the sole shareholder of Merger Sub, and no other corporate action on the part of Parent or its stockholders, or Merger Sub or its shareholders, is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions to be consummated by them, including the Parent Stock Issuance.  This Agreement has been duly executed and delivered by Parent and Merger Sub, and, assuming due and valid authorization, execution and delivery of this Agreement by the Company, constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity.

Section 5.4.  Consents and Approvals; No Violations.

(a)           Except for (i) the consents and approvals set forth in Section 5.4(a) of the Parent Disclosure Schedule, (ii) the filing with the SEC of the Parent Registration Statement, (iii) the filing with the Department of State of the Articles of Merger and related docketing statements, (iv) such filings and approvals as may be required to be made or obtained under the state blue sky or securities Laws of various states in connection with the issuance of shares of Parent Stock pursuant to this Agreement, (v) such filings as may be required to cause the shares of Parent Stock to be issued pursuant to this Agreement to be approved for listing on NASDAQ, (vi) such other filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Exchange Act Rules or the HSR Act, (vii) filings with, and the approval required by, the FCC under the Communications Act or the FCC Rules and (viii) filings with, and the approval required by, the PPUC under the Pennsylvania Public Utility Code or the PPUC Rules (all of the foregoing, collectively, the “Parent Required Statutory Approvals”), no consent or approval of, or filing, declaration or registration with, any Governmental Entity, which has not been received or made, is required to be obtained by or made by Parent or Merger Sub for the consummation by Parent and Merger Sub of the Transactions to be consummated by them, other than such consents, approvals, filings, declarations or registrations that, if not obtained or made, would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)           None of the execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions to be consummated by them, and compliance by Parent and Merger Sub with any of the terms and provisions of this Agreement, will (i) violate any provision of the Parent Certificate or Parent By-laws, the Articles of Incorporation or By-laws of Merger Sub, or the Certificate of Incorporation or By-laws (or any similar organizational documents with a different name) of any other Parent Material Subsidiary or (ii) assuming that the Parent Required Statutory Approvals are obtained or made, as the case may be, prior to the Effective Time, (x) violate any Law applicable to Parent, Merger Sub or any other Parent Subsidiary or any of their respective properties or assets, or the award of any arbitrator or panel of arbitrators applicable to Parent, Merger Sub or any other Parent Subsidiary or any of their respective properties or assets or (y) violate, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent, Merger Sub or any other Parent Subsidiary under any note, bond, mortgage, indenture, deed of trust, license, permit, lease, contract, agreement or other instrument to which Parent, Merger Sub or any other Parent Subsidiary is a party, or by which any of them or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii) above, for such violations, losses of benefits, defaults, events, terminations, rights of termination or cancellation, accelerations or Lien creations as would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)           Parent is qualified under applicable Laws to be a transferee of the Licenses issued by the FCC and PPUC.  To Parent’s Knowledge, there is (i) no reason why the FCC or the PPUC will not grant their consent to the transfer of control to Parent of the Licenses issued by the FCC and the PPUC, respectively, and (ii) no fact that would reasonably be expected to lead to a condition of the consent of the FCC or the PPUC that would not allow Parent to consummate the Transactions.  Parent does not have ten percent (10%) or greater foreign owners, including both equity and voting shares, and Parent is not controlled by foreigners such that the consent of the FCC will include Team Telecom review.

Section 5.5.  SEC Documents; Financial Statements; Undisclosed Liabilities.

(a)           Parent has filed all reports, schedules, forms and registration statements with the SEC required to be filed by it pursuant to the Securities Act and the Securities Act Rules, or the Exchange Act and the Exchange Act Rules, in each such case since January 1, 2005 (collectively, and in each case including all annexes and schedules thereto and documents incorporated by reference therein, the “Parent SEC Documents”).  As of their respective dates (or if subsequently amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), the Parent SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  To Parent’s Knowledge, as of the date hereof, none of the Parent SEC Documents is the subject of ongoing SEC review.

(b)           Parent is in compliance with, and has complied, in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder, and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ.  Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act.  Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of Parent as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to

Sections 302 and 906 of the Sarbanes-Oxley Act.  The management of Parent has completed its assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2006, and such assessment concluded that such controls were effective to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP.  Parent has disclosed, based on its assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2006, to Parent’s independent registered accounting firm and the audit committee of the Board of Directors of Parent (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, of which there is Parent’s Knowledge that involves management or other employees who have a significant role in Parent’s internal control over financial reporting for the year ended December 31, 2006.  Parent any has made available to the Company a summary of any such disclosures made by management to such accounting firm or audit committee for the year ended December 31, 2006.

(c)           The consolidated financial statements of Parent included in the Parent SEC Documents (the “Parent SEC Financial Statements”) (i) have been prepared in accordance with GAAP (except as may be otherwise indicated therein or in the notes thereto and except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the Exchange Act), applied on a consistent basis during the periods involved, (ii) complied in all material respects with published rules and regulations of the SEC with respect thereto, and (iii) fairly present in all material respects the consolidated financial position of Parent and its consolidated Parent Subsidiaries as of the respective dates thereof and the consolidated statements of income, cash flows and changes in stockholders’ equity for the respective periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments and the absence of footnotes).

(d)           As of March 31, 2007, neither Parent nor any of the Parent Subsidiaries had any liabilities or obligations that would have been required by GAAP to be reflected in the consolidated balance sheet of Parent and the Parent Subsidiaries as of such date, except (i) for such liabilities and obligations reflected, reserved against or otherwise disclosed in the consolidated balance sheet of Parent and the Parent Subsidiaries as of such date (including the notes thereto) that is included in the Parent SEC Financial Statements and (ii) for such liabilities and obligations as would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect (it is understood and agreed that the representations and warranties contained in this Section 5.5(d): (x) do not apply to matters described in any of Section 5.4, the other provisions of this Section 5.5, and Sections 5.7, 5.8, 5.9, 5.10, 5.11 and 5.17 (which are addressed exclusively in those Sections) and (y) shall not be deemed breached if such breach relates to a matter which is covered by a representation or warranty of Parent and Merger Sub contained in this Article V (other than this Section 5.5(d)) that contains a “Parent’s Knowledge” qualification).

(e)           Since December 31, 2006 to the date of this Agreement, (i) neither Parent nor any Parent Subsidiary nor, to Parent’s Knowledge, any director, officer, auditor, accountant or representative of Parent or any of the Parent Subsidiaries has received any written complaint, allegation, assertion or claim that Parent or any of the Parent Subsidiaries has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls relating to Parent and the Parent Subsidiaries, taken as a whole, (ii) no attorney representing Parent or any Parent Subsidiary has made a report to Parent’s chief legal officer, chief executive officer or Board of Directors (or any committee thereof) pursuant to the SEC’s Standards of Professional Conduct for Attorneys (17 CFR Part 205), and (iii) Parent has disclosed to its outside auditors any fraud, whether or not material, of which there is Parent’s Knowledge that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

Section 5.6.  Absence of Certain Changes or Events.  Except as expressly contemplated in this Agreement, since March 31, 2007, no events have occurred which have had or would be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  From March 31, 2007, to the date of this Agreement, (i) Parent and the Parent Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business and (ii) there has been no:

(a)           declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Parent, other than the declaration and payment by Parent of regular quarterly cash dividends on the shares of Parent Stock;

(b)           redemption or other acquisition by Parent of any of its capital stock;

(c)           stock split, reverse stock split, combination or reclassification of the shares of Parent Stock;

(d)           material change by Parent in accounting methods, principles or practices except as required by GAAP; or

(e)           any agreement or commitment, whether in writing or otherwise, to take any action described in clauses (a) through (d) above.

Section 5.7.  Litigation; Other Proceedings.  Except (i) as would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (ii) for any litigation (or threatened litigation) concerning this Agreement or any of the Transactions, there is no action, arbitration, suit, formal complaint (other than complaints by customers (other than carriers) in the ordinary course of business) or proceeding pending or, to Parent’s Knowledge, threatened against Parent or any of the Parent Subsidiaries or any of their respective properties or assets or any of their respective officers or directors (in their capacity as officers or directors of Parent or any Parent Subsidiary) before any Governmental Entity.

Section 5.8.  Taxes.  Except as would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) all Tax returns, reports and similar statements, including information returns and reports, claims for refund, and amended or substituted returns and reports (including any schedules attached thereto) required to be filed by or on behalf of Parent or any of the Parent Subsidiaries (collectively, the “Parent Tax Returns”) have been timely filed (taking into account any extensions), (ii) as of the times of filing, the

Parent Tax Returns were correct, (iii) Parent and the Parent Subsidiaries have timely paid, withheld or made provision for all Taxes shown as due and payable on the Parent Tax Returns that have been filed or that are otherwise due and owing, other than Taxes that are being contested in good faith, which have not been finally determined, and have been adequately reserved against in accordance with GAAP on Parent’s most recent consolidated financial statements, and (iv) to Parent’s Knowledge, as of the date of this Agreement, there are no pending or threatened claims against or with respect to Parent or any of the Parent Subsidiaries in respect of any Tax.

Section 5.9.  Licenses.

(a)           Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) all Licenses required for the operation of the businesses of Parent and the Parent Subsidiaries as currently conducted are in full force and effect, (ii) all fees due and payable by Parent or any of the Parent Subsidiaries to any Governmental Entities pursuant to the rules governing such Licenses have been paid, (iii) Parent and the Parent Subsidiaries are in compliance with the terms of each such License of which it is a licensee, and (iv) there is no proceeding being conducted by any Governmental Entity of which Parent has received notice or, to Parent’s Knowledge, any proceeding or investigation threatened by any Governmental Entity, seeking the termination, suspension, modification, cancellation, revocation or nonrenewal of any of such Licenses or the imposition on Parent or any of the Parent Subsidiaries of any penalty or fine with respect to any of such Licenses.

(b)           Parent is not a “holding company” within the meaning of Section 16451(8)(A) of the Public Utility Holding Company Act of 2005 (“PUHCA”).  Neither Parent nor any Parent Subsidiary is a “public utility” (as defined in PUHCA), a “public-utility company” (as defined in PUHCA) or a “natural gas company” (as defined in PUHCA).

Section 5.10.  Compliance with Laws.

(a)           Except with respect to the matters described in Sections 5.4, 5.5, 5.7, 5.8, 5.9, 5.11 and 5.17, which are excluded from the provisions of this Section 5.10, and except as would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of the Parent Subsidiaries is in violation of any Law applicable to Parent or any of the Parent Subsidiaries or any award of any arbitrator or panel of arbitrators applicable to Parent or any of the Parent Subsidiaries.

(b)           Neither Parent nor any of the Parent Subsidiaries is in violation of any requirement of applicable Law related to privacy, data protection or the collection and use of personal information gathered or used by Parent and the Parent Subsidiaries applicable to Parent or any of the Parent Subsidiaries or by which Parent or any of the Parent Subsidiaries or any of their respective businesses or properties is bound, except for conflicts, violations and defaults that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.11.  Environmental Laws and Regulations.  Except for those matters that, individually or in the aggregate, would not reasonably be expected to have a Parent Material

Adverse Effect, (i) Parent and the Parent Subsidiaries are in compliance with all applicable Environmental Laws; (ii) to Parent’s Knowledge, no property currently owned or operated by Parent or any of the Parent Subsidiaries is contaminated with any Hazardous Substance which would reasonably be expected to result in liability under any Environmental Law; (iii) neither Parent nor any of the Parent Subsidiaries would reasonably be expected to incur liability under any Environmental Law for any Hazardous Substance release to, disposal on or contamination of any property by Parent or any of the Parent Subsidiaries (or, to Parent’s Knowledge, by any other Person); (iv) there are no legal, administrative, arbitral or other proceedings, claims, actions or causes of action currently pending before any Governmental Entity or arbitrator or panel of arbitrators or, to Parent’s Knowledge, threatened against Parent or any of the Parent Subsidiaries, seeking to impose on Parent or any of the Parent Subsidiaries liability or obligations arising under Environmental Laws; and (v) neither Parent nor any of the Parent Subsidiaries is subject to any agreement, order, judgment or decree by or with any Governmental Entity imposing any liability or obligation under Environmental Laws.

Section 5.12.  Sufficient Funds.  Prior to the date of this Agreement, Parent has delivered to the Company complete, correct and executed copies of all financing agreements and/or commitment letters (the “Financing Commitments”) with respect to the financing of the Transactions (the “Financing”), including all exhibits, schedules or amendments thereto.  The Financing Commitments are in full force and effect, and there are no conditions precedent or other contingences related to the funding of the full amount of the Financing, other than as set forth in or expressly contemplated by the Financing Commitments.  The aggregate proceeds contemplated by the Financing Commitments will be sufficient for Parent and Merger Sub to pay the aggregate amount of cash consideration for the shares of Company Common Stock determined pursuant to Article III (including the aggregate Cash Consideration and cash in lieu of fractional shares of Parent Stock to be paid pursuant to Section 3.1(d)), to perform Parent’s and Merger Sub’s other obligations under this Agreement and to pay all fees and expenses related to the Transactions payable by either of them.  Parent and Merger Sub have no reason to believe that any of the conditions precedent to the Financing will not be satisfied in connection with the consummation of the Transactions or that the Financing will not be available to Merger Sub on the Closing Date.

Section 5.13.  Merger Sub’s Operation.  Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations, in each case since the date of its incorporation, other than in connection with the Transactions.  Merger Sub has no liabilities or obligations other than its liabilities and obligations under this Agreement.

Section 5.14.  Ownership of Company Common Stock.  Neither Parent nor Merger Sub is an “interested shareholder” (as defined in Section 2553 of the PBCL) of the Company.  None of Parent, Merger Sub, the other Parent Subsidiaries and their respective “Affiliates” and “Associates” (as defined on March 27, 1985 in Rule 12b-2 under the Exchange Act) owns beneficially or of record any shares of Company Common Stock.

Section 5.15.  Other Agreements.  None of Parent, Merger Sub or any other Parent Subsidiary has entered into any Contract with any officer or director of the Company or any of the Company Subsidiaries in connection with any of the Transactions.

Section 5.16.  Broker’s Fees.  Except for Wachovia Securities and the fees and expenses payable to it, neither Parent nor any of the Parent Subsidiaries or Parent’s Affiliates, nor any of their respective officers or directors on behalf of Parent or any of the Parent Subsidiaries or Parent’s Affiliates, has employed any investment banker, financial advisor, broker, finder or other financial services intermediary, or incurred any liability for any related advisory fees, broker’s fees, commissions, finder’s fees or other compensation, in connection with any of the Transactions.

Section 5.17.  Employee Benefits .

(a)           Neither Parent nor any of the Parent Subsidiaries makes or is obligated to make contributions, or has within the last six (6) years made contributions, to a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

(b)           With respect to any “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, maintained or contributed to by Parent or any of the Parent Subsidiaries: (i) no liability to the PBGC has been incurred (other than for premiums not yet due); (ii) no proceedings to terminate any such plan have been instituted by the PBGC and no event or condition has occurred which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan; and (iii) no “accumulated funding deficiency,” within the meaning of Section 302 of ERISA or Section 412 of the Code, whether or not waived, exists.

Section 5.18.  Contracts.  With respect to each Contract to which Parent or any Parent Subsidiary is a Party, (i) neither Parent nor any of the Parent Subsidiaries has breached or is in default under, nor has any of them received written notice of breach or default under, such Contract, (ii) to Parent’s Knowledge, no other party to such Contract has breached or is in default of any of its obligations thereunder, and (iii) such Contract is a valid, binding and enforceable obligation of Parent or one of the Parent Subsidiaries and, to Parent’s Knowledge, of the other party or parties thereto, and is in full force and effect, except in any such case for breaches, defaults or failures to be valid, binding and legally enforceable or to be in full force and effect that would not reasonably be expected to have, in the aggregate, a Parent Material Adverse Effect.

Section 5.19.  No Other Representations or Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE V, NEITHER PARENT NOR ANY OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY ON BEHALF OF PARENT.  PARENT HEREBY DISCLAIMS ANY SUCH OTHER REPRESENTATION OR WARRANTY, WHETHER BY PARENT, ANY PARENT SUBSIDIARY, OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OTHER PERSON OF ANY DOCUMENTATION OR OTHER WRITTEN OR ORAL INFORMATION BY PARENT, ANY PARENT SUBSIDIARY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON, AND NEITHER PARENT NOR ANY OTHER PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO THE COMPANY OR ANY OTHER PERSON RESULTING FROM SUCH DELIVERY OR DISCLOSURE, OR THE COMPANY’S USE, OF ANY SUCH DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS OR OTHER MATERIAL MADE AVAILABLE TO THE COMPANY

IN CERTAIN "DATA ROOMS" OR MANAGEMENT PRESENTATIONS IN EXPECTATION OF THE TRANSACTIONS).

ARTICLE VI
COVENANTS

Section 6.1.  Conduct of Businesses of Company Prior to the Effective Time.  Except as (x) set forth in Section 6.1 of the Company Disclosure Schedule, (y) expressly contemplated or permitted by this Agreement or (z) required by Law, during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.1, unless Parent otherwise agrees in writing (such agreement not to be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each of the Company Subsidiaries to, (i) conduct its business in all material respects in the ordinary course of business and (ii) use commercially reasonable efforts to maintain and preserve substantially intact its business organization and the goodwill of those having business or other third-party relationships with it, including Governmental Entities, and retain the services of its present officers and key employees.  Without limiting the generality of the foregoing, and except as (x) set forth in Section 6.1 of the Company Disclosure Schedule, (y) expressly contemplated or permitted by this Agreement, or (z) required by Law, during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.1, the Company shall not, and shall not permit any of the Company Subsidiaries to, without the prior written consent of Parent (which consent, with respect to clause (a) below, may be given or withheld by Parent in its sole discretion and, in any other case, shall not be unreasonably withheld, delayed or conditioned), except as set forth in clause (g) below:

(a)           (i) issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, grant, disposition or pledge or other encumbrance of, (x) any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock, other than in connection with the Rights Agreement, or (y) any other securities in respect of, in lieu of, or in substitution for, any shares of its capital stock outstanding on the date of this Agreement, (ii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding shares of capital stock or (iii) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other distribution in respect of any shares of capital stock, or otherwise make any payments to shareholders in their capacity as such, other than (x) payment by the Company of the regular quarterly cash dividend of $0.20 per share in respect of the Company Common Stock scheduled to be paid in July 2007, (y) declaration and payment by the Company of the regular quarterly cash dividend of $0.20 per share in respect of the Company Common Stock scheduled to be paid in October 2007 and (z) dividends declared or paid by any Company Subsidiary to any other Company Subsidiary or to the Company;

(b)           other than in the ordinary course of business, incur any indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person other than to any of the Company and the Company Subsidiaries;

(c)           (i) sell, (ii) transfer, (iii) mortgage, encumber or otherwise knowingly incur a Lien (other than Permitted Liens) with respect to or (iv) otherwise dispose of, any of its properties or assets with a net book value in excess of $500,000 individually and $1,000,000 in the aggregate, to any Person other than the Company or a wholly-owned Company Subsidiary, or cancel, release or assign any indebtedness in excess of $500,000 owed to the Company or any Company Subsidiary, except in any such case (x) in the ordinary course of business, (y) pursuant to contracts and agreements in force at the date of this Agreement or renewals of any such contract or agreement or (z) pursuant to plans disclosed in writing prior to the execution of this Agreement to Parent or Merger Sub or in the Company Disclosure Schedule;

(d)           make any acquisition or investment (other than in the ordinary course of business), whether by purchase of stock or securities, merger or consolidation, contributions to capital, property transfers, or purchases of any property or assets, of or in any Person (i) other than a wholly-owned Company Subsidiary, (ii) to the extent contemplated by the Company’s capital expenditure budget for 2007 (as most recently updated if applicable), a copy of which has been provided to Parent prior to the date of this Agreement, or for 2008 or (iii) acquisitions or investments that are not in excess of $500,000 in the aggregate;

(e)           increase the rate or terms of compensation payable by the Company or any of the Company Subsidiaries to any of their respective directors, officers or employees, or grant or increase the rate or terms of any bonus, pension, severance or other employee benefit plan, policy, agreement or arrangement with, for or in respect of any of their respective directors, officers or employees, except in any such case for grants or increases (i) required pursuant to the terms of plans or agreements in effect on the date of this Agreement (and, additionally, in the case of any of the Company Union Contracts, pursuant to any renegotiation thereof), (ii) occurring  in the ordinary course of business or (iii) required by Law;

(f)           amend the Company Articles or Company By-laws or the Articles of Incorporation or By-laws (or comparable governing documents) of any Company Material Subsidiary;

(g)           engage in any of the activities described in Section 6.1(g) of the Company Disclosure Schedule without first consulting with Parent (it being understood and agreed that Parent shall not have any approval rights with respect to such activities);

(h)           except in the ordinary course of business consistent with past practice, terminate, renew, extend, amend or modify in any material respect any Contract described in Section 4.13(a) of the Company Disclosure Schedule;

(i)           effect or permit, with respect to the Company and any Company Subsidiary, a “plant closing” or “mass layoff”, as such terms are defined under the Worker Adjustment and Retraining Act of 1988, as amended;

(j)           change the Company’s or any of the Company Subsidiaries’ method of accounting or accounting principles or practices, except for any such change required by reason of a change in GAAP or by Regulation S-X under the Exchange Act, as approved by its independent public accountants;

(k)           make any material Tax election; or

(l)           authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement commitment or arrangement to take any of the actions prohibited by this Section 6.1.

Without in any way limiting the rights or obligations of any party hereto under this Agreement, the parties hereto acknowledge and agree that (i) nothing in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company or any of the Company Subsidiaries prior to the Effective Time and (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Company Subsidiaries’ operations.

Section 6.2.  Conduct of Businesses of Parent Prior to the Effective Time.  Except as (x) set forth in Section 6.2 of the Parent Disclosure Schedule, (y) expressly contemplated or permitted by this Agreement or (z) required by Law, during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.1, Parent shall not, and shall not permit any of the Parent Subsidiaries to, without the prior written consent of the Company (which consent may be given or withheld by the Company in its sole discretion):

(a)           engage in any material repurchase of, or any recapitalization or other change, restructuring or reorganization with respect to, Parent Stock, including payment of any dividend on or other distribution in respect to shares of Parent Stock, other than (i) the declaration and payment by Parent of regular quarterly cash dividends of $0.38738 per share in respect of the Parent Stock and (ii) dividends declared or paid by any Parent Subsidiary to any other Parent Subsidiary or to Parent;

(b)           (i) alter through merger, liquidation, reorganization, restructuring or in any other manner the corporate structure or organization of Parent or (ii) engage in any action or enter into any transaction or series of transactions, or permit any action to be taken or transaction or series of transactions to be entered into, that, in the case of either clause (i) or clause (ii), could reasonably be expected to delay the consummation of, or otherwise adversely affect, the Merger or any of the other Transactions, including (x) withdrawing or modifying, in a manner adverse to the Company, the approval by the Board of Directors of Parent of this Agreement, the Merger or the Parent Stock Issuance or (y) engaging in any action or entering into any transaction or series of transactions, or permitting any action to be taken or transaction or series of transactions to be entered into, that could reasonably be expected to delay or otherwise adversely affect the funding of the full amount of the Financing or the ability of Parent and Merger Sub to pay the aggregate amount of cash consideration for the shares of Company Common Stock determined pursuant to Article III (including the aggregate Cash Consideration and cash in lieu of fractional shares of Parent Stock to be paid pursuant to Section 3.1(d));

(c)           without limiting the generality of Section 6.2(b), acquire (whether through merger, consolidation, stock or asset purchase or otherwise), or agree to so acquire, any material amounts of assets of or any equity in any Person or any business or division thereof, unless such acquisition or agreement would not (i) impose any delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the Merger or any of the other Transactions or the expiration or termination of any waiting period under the HSR Act or other Law, (ii) increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Merger or any of the other Transactions or (iii) increase the risk of not being able to remove any such order on appeal or otherwise;

(d)           adopt any amendments to the Parent Certificate or Parent By-laws (or the comparable governing documents of any of the Parent Subsidiaries) which would alter any of the terms of Parent Stock; or

(e)           authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to take any of the actions prohibited by this Section 6.2.

Section 6.3.  No Solicitation.

(a)           During the period beginning on the date of this Agreement and continuing until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.1, the Company agrees that the Company and the Company Subsidiaries shall not, and neither the Company nor any of the Company Subsidiaries shall authorize any of their respective officers, directors, employees, agents, advisors and other representatives (including any investment banker, financial advisor, attorney or accountant retained by the Company or any of the Company Subsidiaries or any of the foregoing) (collectively, the “Company Representatives”) to, initiate or solicit (including by way of furnishing non-public information) or knowingly facilitate the making of any proposal or offer that constitutes, or is reasonably expected to lead to, an Alternative Proposal from any Person or group of Persons or engage in any substantive discussions or negotiations concerning, or provide any non-public information with respect to, an Alternative Proposal.

(b)           Notwithstanding anything in this Agreement to the contrary, the Company (directly or through its Company Representatives) may:

(i)           until receipt of the Company Shareholder Approval, engage in substantive discussions or negotiations with a Person or group of Persons that makes a bona fide Alternative Proposal (under circumstances in which the Company has complied in all material respects with its non-solicitation obligations under Section 6.3(a)) and may furnish to such Person(s) and its/their representatives information concerning, and may afford such Person(s) and its/their representatives access to, the Company and the Company Subsidiaries and their businesses, properties, assets, books and records, if (x) in the good faith judgment of the Company’s Board of Directors (after consultation with the Company’s financial advisor and outside counsel), such Alternative Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal, and (y) prior to furnishing such information or access to, or entering into substantive discussions (except as to the existence of this Section 6.3) or negotiations with, such Person(s), (A) the Company receives from such Person(s) an executed Acceptable Confidentiality Agreement and (B) the Company notifies Parent to the effect that it intends to furnish information or access to, or intends to enter into substantive discussions or negotiations with, such Person(s);

(ii)           comply with Rules 14e-2 and 14d-9 promulgated under the Exchange Act with regard to a tender or exchange offer;

(iii)           make “stop-look-and-listen” communications with respect to an Alternative Proposal of the nature contemplated by Rule 14d-9 of the Exchange Act Rules; and

(iv)           make such other disclosures to the Company’s shareholders, and take such other actions, as are required by Law.

In addition to the obligations of the Company and the Company Subsidiaries set forth in clause (i) of this Section 6.3(b), the Company shall promptly notify Parent in writing of any Alternative Proposal made after the date of this Agreement, which notice shall specify the material terms and conditions of any such Alternative Proposal and the identity of the Person(s) making such Alternative Proposal.  The Company agrees that it and the Company Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing such information to Parent.  The Company shall promptly make available to Parent and Merger Sub any material non-public information concerning the Company or the Company Subsidiaries that is made available to such Person(s) which was not previously made available to Parent and Merger Sub.

(c)           The Board of Directors of the Company may not (i) withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Board of Directors of the Company of the Merger or this Agreement (except as set forth in clause (y) of the proviso to Section 2.6(b)(i) or as set forth below in this Section  6.3(c)), (ii) approve or recommend an Alternative Proposal or (iii) cause the Company or any of the Company Subsidiaries to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Alternative Proposal (other than an Acceptable Confidentiality Agreement).  Notwithstanding the foregoing, at any time prior to receipt of the Company Shareholder Approval, if the Board of Directors of the Company (after consultation with the Company’s financial advisor and outside counsel) determines in good faith that any Alternative Proposal referred to in Section 6.3(b) constitutes a Superior Proposal, the Board of Directors of the Company may:

(w)           withdraw or modify its approval or recommendation of the Merger and this Agreement;

(x)           approve or recommend such Superior Proposal;

(y)           cause the Company or any of the Company Subsidiaries to enter into a binding written agreement with respect to such Alternative Proposal (a “Superior Proposal Agreement”) (and amend the Rights Agreement in connection therewith); and

(z)           terminate this Agreement in accordance with Section 8.1(c); provided, however, that (A) prior to terminating this Agreement, the Company shall give Parent at least four (4) Business Days’ notice thereof (except as provided in the final sentence of this clause (z)), attaching the Superior Proposal Agreement (or, if applicable, the most current draft thereof), which notice need only be given once with respect to any Superior Proposal, unless such Superior Proposal is modified in any material respect, and (B) if, within such four (4) Business Day period (except as provided in the final sentence of this clause (z)), Parent makes an offer that the Board of Directors of the Company determines in good faith is more favorable to the shareholders of the Company (other than Parent, Merger Sub and their respective Affiliates), from a financial point of view, than such Superior Proposal (taking into account, among other things, (I) the terms of such offer and (II) such legal, financial, regulatory, timing and other aspects of such offer which the Company’s Board of Directors deems relevant), and agrees in writing to all adjustments in the terms and conditions of this Agreement as are necessary to reflect such offer, the Company’s notice of termination with respect to such Superior Proposal shall be deemed to be rescinded and of no further force and effect and, if the Company or any Company Subsidiary has entered into a Superior Proposal Agreement, it shall promptly terminate such agreement (it being agreed that the Company will cause any Superior Proposal Agreement entered into prior to the expiration of such four (4) Business Day period to include a provision permitting such termination).  Notwithstanding the foregoing, in the event that the Company gives Parent at least four (4) Business Days’ notice of a Superior Proposal as provided above in this clause (z), then any subsequent notice of termination given by the Company under this clause (z) shall require only at least two (2) Business Days’ notice before taking effect and, accordingly, all references above in this clause (z) to four (4) Business Days shall instead be deemed to be two (2) Business Days.

Section 6.4.  Publicity.  The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to Parent and the Company. Thereafter, so long as this Agreement is in effect, none of the Company, Parent and any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or any of the other Transactions without the prior written approval of the Company and Parent, except as may be required by Law or by any listing agreement with a securities exchange as determined in the good faith judgment of the party wanting to make such release or announcement.

Section 6.5.  Access to Information.

(a)           Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each of Parent and the Company (each a “Disclosing Party”) shall, and shall cause its Subsidiaries to, afford to the other Disclosing Party’s officers, employees, accountants, counsel and other representatives, during normal business hours during the period prior to the Effective Time, reasonable access to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives and, during such period, each Disclosing Party shall, and shall cause its Subsidiaries to, make available to the other Disclosing Party and the other Disclosing Party’s appropriate representatives (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities Laws (other than reports or documents which the Disclosing Party is not permitted to so disclose under applicable Law) and (ii) all other information concerning its business, properties and personnel as such other Disclosing Party may reasonably request. Neither Disclosing Party nor any of its Subsidiaries shall be required to provide access to or to disclose information if such access or disclosure would violate or prejudice the rights of its customers, suppliers or employees, jeopardize the work product privilege or the attorney-client privilege of the institution in possession or control of such information, or contravene any Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement, provided that the applicable Disclosing Party gives notice to the other Disclosing Party of the same. The parties hereto will use commercially reasonable efforts to the extent practicable to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)           None of the Company, Parent or Merger Sub makes any representation as to the accuracy of any information provided pursuant to Section 6.5(a), and no party hereto may rely on the accuracy of any such information, other than as expressly set forth in the Company’s representations and warranties in Article IV or Parent’s and Merger Sub’s representations and warranties in Article V, as the case may be.

(c)           The information provided pursuant to Section 6.5(a) will be used solely for the purpose of effecting the Transactions and will be governed by the terms of the Confidentiality Agreement.

Section 6.6.  Further Assurances; Regulatory Matters; Shareholder Litigation.

(a)           Subject to the terms and conditions of this Agreement, each of Parent, Merger Sub and the Company shall, and Parent shall cause Merger Sub to, cooperate with each other and use (and shall cause its Subsidiaries to use) commercially reasonable efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger or the other Transactions and, subject to the conditions set forth in Article VII, to consummate the Transactions as promptly as practicable and (ii) promptly to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use commercially reasonable efforts, to obtain as soon as practicable after the date of this Agreement all necessary permits, consents, approvals and authorizations of all Governmental Entities necessary or advisable in connection with consummating the Transactions, including the Company Required Statutory Approvals and Parent Required Statutory Approvals.  Without limiting the generality of the foregoing provisions of this Section 6.6(a), each party hereto and/or its Subsidiaries shall, within fifteen (15) Business Days (and, with respect to the PPUC, ten (10) Business Days) after the execution of this Agreement, file to the extent necessary any initial documentation required to obtain all requisite approvals or termination of applicable waiting periods for the Merger and the other Transactions under the HSR Act, the Pennsylvania Public Utility Code, the PPUC Rules, the Communications Act, and the FCC Rules.  In connection with the foregoing, Parent and the Company agree that the Company shall have primary responsibility for the preparation and filing of all applications, filings or other materials with the FCC and the PPUC and any other Federal or state regulatory agency or commission, in each case with respect to the Merger and the Transactions (with discrete responsibilities with respect to the preparation of such filings to be agreed upon by the

Company and Parent); provided, however, that Parent and its counsel, and the Company and its counsel, shall each be given a reasonably opportunity to review and comment upon drafts of all such applications, filings and other materials, including testimony and responses to discovery requests, or portions thereof prepared by the other party, and shall provide any comments thereon to the other party as soon as practicable (but in no event later than three (3) Business Days after being asked to comment thereon).

(b)           In furtherance and not in limitation of the covenants of the parties hereto contained in Section 6.6(a), each of the parties hereto shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to any of the Transactions by or under the FCC, the FCC Rules, the PPUC, the Pennsylvania Public Utility Code, the PPUC Rules, the HSR Act, the Federal Trade Commission or the Department of Justice, including using commercially reasonable efforts to obtain clearance, or if such clearance cannot be obtained, to reach an agreement, settlement, consent providing for divestiture, a “hold separate” agreement, contractual undertakings with third Persons or any other relief, with the Governmental Entity investigating the Merger or the other Transactions; provided, however, that the foregoing shall not require any party hereto to agree to any asset divestiture or restriction on its or any of its Subsidiaries’ business operations or any other condition imposed to a Company Required Statutory Approval or a Parent Required Statutory Approval that would be reasonably expected to have a material adverse effect on the business, results of operations, financial condition or assets and liabilities, taken as a whole, of either party and its Subsidiaries, taken as a whole.  In connection with the foregoing, if any administrative or judicial action or proceeding, including any proceeding by a private Person, is instituted (or threatened to be instituted) challenging any of the Transactions as violative of the HSR Act or any other antitrust Law or other Law in any jurisdiction, the parties hereto shall cooperate in all respects with each other and use their respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any judgment or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of any of the Transactions, including defending through litigation on the merits any claim asserted in any such action or proceeding by any Person.

Section 6.7.  Company Benefit Plans.

(a)           Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor in accordance with their terms all the Company Benefit Plans and Company Union Contracts.

(b)           Notwithstanding anything herein to the contrary, for at least one (1) year following the Closing, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, provide employees of the Surviving Corporation and it Subsidiaries with compensation and employee benefits which, in the aggregate, are no less favorable to such employees than the compensation and employee benefits in effect for such employees of the Company or any of the Company Subsidiaries immediately prior to the Effective Time; provided, however, that this Section 6.7(b) shall not apply to any negotiated labor agreements, which the Surviving Corporation shall honor according to their terms; and provided, further, that no further benefits shall be required to be accrued under the North Pittsburgh Telephone Company Retirement Income Restoration Plan on or after April 1, 2008.

(c)           Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, (i) credit all service with the Company and any of the Company Subsidiaries (including service recognized by the Company or any of the Company Subsidiaries for service with other entities) for purposes of determining vesting and eligibility, and for purposes of determining the level of benefits with respect to vacation, paid time off and severance, under any employee benefit plan, policy or program maintained by Parent or the Surviving Corporation or any of their respective Subsidiaries that cover employees or former employees of the Company after the Closing, (ii) waive any pre-existing condition or limitation or exclusion with respect to employees of the Company or any of the Company Subsidiaries under any group health plan or other welfare benefit plan to the extent they were waived or would be waived under the Company Benefit Plans, and (iii) recognize the dollar amount of all expenses incurred by employees of the Company or any of the Company Subsidiaries and their dependents in the plan year in which the Closing occurs for purposes of deductibles, co-payments and maximum out-of pocket limits under any group health plan.

(d)           Without limiting the foregoing, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, pay severance benefits to persons who were salaried employees of the Company or any of the Company Subsidiaries prior to the Effective Time and whose employment with the Company, the Surviving Corporation or any of their respective Subsidiaries is terminated within two (2) years following the Closing, in accordance with the terms of the North Pittsburgh Systems, Inc. Severance Plan as in effect immediately prior to the Effective Time.

Section 6.8.  Indemnification and Insurance.

(a)           From and after the Effective Time, Parent and the Surviving Corporation shall, jointly and severally (and Parent shall cause the Surviving Corporation to), indemnify, defend and hold harmless, to the fullest extent authorized or permitted under the PBCL or other applicable Law, each Person who is now, or has been at any time prior to the date of this Agreement or who becomes such prior to the Effective Time, an officer, director or employee of the Company or any of the Company Subsidiaries (individually, an “Indemnified Party,” and collectively, the “Indemnified Parties”) (in such Person’s capacity as such and not as shareholders of the Company) against any and all losses, claims, damages, costs, expenses (including attorneys’ fees and disbursements), fines, liabilities and judgments and amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld, delayed or conditioned) (collectively, “Indemnified Liabilities”) incurred in connection with any pending, threatened or completed claim, action, suit, proceeding or investigation, whether civil, criminal or investigative (each, a “Proceeding”) based in whole or in part on, or arising in whole or in part out of, or pertaining in whole or in part to (i) the fact that such Person is or was an officer, director, employee, fiduciary or agent of the Company or any of the Company Subsidiaries or (ii) matters occurring or existing at or prior to the Effective Time (including acts or omissions occurring in connection with this Agreement or any of the Transactions), whether asserted or claimed prior to, at or after, the Effective Time.  In the event any claim for Indemnified Liabilities is asserted or made by an Indemnified Party, any determination required to be made with respect to whether such Indemnified Party’s conduct complies with the standards set forth under the PBCL or other applicable Law shall be made by independent legal counsel selected by such Indemnified Party and reasonably acceptable to the

Surviving Corporation.  Parent shall, or shall cause the Surviving Corporation to, promptly advance all reasonable out-of-pocket expenses of each Indemnified Party in connection with any Proceeding as such expenses (including attorneys’ fees and disbursements) are incurred upon receipt from such Indemnified Party of a request therefor (accompanied by invoices or other relevant documentation), provided (if and to the extent required by the PBCL or other applicable Law) that such Indemnified Party undertakes to repay such amount if it is ultimately determined that such Indemnified Party is not entitled to be indemnified under the PBCL or other applicable Law with respect to such Proceeding.  In the event that any Proceeding is brought against any Indemnified Party (and in connection with which indemnification could be sought by such Indemnified Party hereunder), Parent and the Surviving Corporation shall each use commercially reasonable efforts to assist in the vigorous defense of such matter; provided, however, that neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any such Proceeding without the prior written consent of such Indemnified Party if and to the extent the terms of the proposed settlement, compromise or judgment involve any non-monetary relief from such Indemnified Party.

(b)           All rights to indemnification and advancement of expenses existing in favor of, and all exculpations and limitations of the personal liability of, the directors, officers, employees, fiduciaries and agents of any of the Company and the Company Subsidiaries in the Company Articles or Company By-laws (or comparable organizational documents of the Company Subsidiaries) as in effect as of the Effective Time with respect to matters occurring at or prior to the Effective Time, including the Merger and the other Transactions, shall continue in full force and effect for a period of not less than six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claims asserted or made within such period shall continue until the final disposition of such claim.  The Surviving Corporation shall not, and Parent shall cause the Surviving Corporation not to, distribute or dispose of assets in a manner that would render the Surviving Corporation or any successor unable to satisfy any of its obligations pursuant to this Section 6.8.

(c)           For a period of six (6) years after the Effective Time, the Surviving Corporation shall, and shall cause its Subsidiaries to, and Parent shall cause the Surviving Corporation and its Subsidiaries to, maintain in effect the current directors’ and officers’ liability insurance policies maintained by any of the Company and the Company Subsidiaries for the benefit of those Persons who are covered by such policies at the date of this Agreement or the Effective Time with respect to claims arising in whole or in part from matters occurring or allegedly occurring at or prior to the Effective Time (provided that the Surviving Corporation and its Subsidiaries may substitute therefor policies of at least the same coverage containing terms and conditions that are at least as beneficial to the beneficiaries of the current policies and with reputable carriers having a rating comparable to the Company’s current carrier); provided, however, that each of Parent and the Surviving Corporation and its Subsidiaries shall, and Parent shall cause the Surviving Corporation and its Subsidiaries to, first use commercially reasonable efforts to obtain a “tail” policy on substantially the same terms and conditions for claims arising out of acts or conduct occurring on or prior to the Effective Time and effective for claims asserted during the full six (6)-year period referred to above (and, with respect to claims made during such period, until final resolution thereof), and only if Parent and the Surviving Corporation and its Subsidiaries are unable, after exerting their commercially reasonable efforts, to obtain such a “tail” policy, then Parent or the Surviving Corporation and its Subsidiaries will be required to obtain such coverage from such carriers in annual policies; provided, further, that (i) if the existing policies expire or are terminated or canceled during such six (6)-year period, each of Parent and the Surviving Corporation and its Subsidiaries shall, and Parent shall cause the Surviving Corporation and its Subsidiaries to, use commercially reasonable efforts to obtain substantially similar policies with reputable carriers having a rating comparable to the Company’s current carrier, (ii) Parent or the Surviving Corporation and its Subsidiaries, as the case may be, shall not be required to spend as an annual premium therefor an amount in excess of $650,000 and (iii) if, during such six (6)-year period, such insurance coverage cannot be obtained at all or can be obtained only for an amount in excess of $650,000, Parent or the Surviving Corporation and its Subsidiaries, as the case may be, shall use commercially reasonable efforts to cause to be obtained as much directors’ and officers’ liability insurance coverage as can be obtained for $650,000, on terms and conditions substantially similar to the Company’s and the Company Subsidiaries’ existing directors’ and officers’ liability insurance.

(d)           Notwithstanding the foregoing, prior to the Effective Time the Company shall be permitted to purchase prepaid “tail” policies in favor of the individuals referred to in Section 6.8(c) with respect to the matters described therein (provided that the annual premium therefor shall not exceed $650,000).  If and to the extent such policies have been obtained prior to the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain such policies in effect and continue to honor the obligations of the Company thereunder.

(e)           Parent shall, and shall cause the Surviving Corporation to, honor and perform in accordance with their terms all indemnification agreements in effect as of the date of this Agreement between the Company, on the one hand, and any director or officer of the Company, on the other hand.

(f)           The provisions of this Section 6.8: (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives, (ii) shall be binding on Parent and the Surviving Corporation and their respective successors and assigns and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, any Company Benefit Plan, the Company Articles or Company By-Laws (or comparable organizational documents of the Company Subsidiaries or the Surviving Corporation), or otherwise.

(g)           In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be (and such Person’s ultimate parent entity, if applicable), assume the obligations of Parent or the Surviving Corporation, as the case may be, set forth in this Section 6.8.

Section 6.9.  NASDAQ Approval.  Parent shall use commercially reasonable efforts to cause the shares of Parent Stock to be issued pursuant to the Merger to be approved for listing on NASDAQ upon official notice of issuance.

Section 6.10.  SEC Filings.  During the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.1, each of the Company and Parent shall file in a timely manner all reports, schedules, forms and registration statements with the SEC required to be filed by it pursuant to the Securities Act or the Exchange Act and the rules and regulations of the SEC promulgated thereunder, which filings (including all financial statements included therein) at the time of such filing shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 6.11.  Certain Obligations of Merger Sub.  Prior to the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.1:

(a)           Merger Sub shall not, and Parent shall cause Merger Sub not to, undertake any business or activities other than in connection with this Agreement and engaging in the Merger and the other Transactions.

(b)           Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger and the other Transactions on the terms and conditions set forth in this Agreement.

ARTICLE VII
CONDITIONS

Section 7.1.  Conditions to Each Party’s Obligations to Effect the Merger.  The obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (which may be waived in whole or in part by such party):

(a)           Company Shareholder Approval.  The Company Shareholder Approval shall have been obtained.

(b)           HSR Act; Certain Regulatory Approvals.  (i) Any applicable waiting period under the HSR Act relating to the Transactions shall have expired or been terminated, (ii) any approval required by the FCC under the Communications Act or the FCC Rules relating to the Transactions shall have been obtained and (iii) any approval required by the PPUC under the Pennsylvania Public Utility Code or the PPUC Rules relating to the Transactions shall have been obtained.

(c)           Statutes.  No statute, rule or regulation shall have been enacted or promulgated by any federal or state Governmental Entity of competent jurisdiction which prohibits the consummation of the Merger.

(d)           Injunctions.  There shall be no judgment, order, writ, decree or injunction of any court of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the Merger.

(e)           Parent Registration Statement.  The Parent Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Parent Registration Statement shall be in effect and no proceeding for such purpose shall be pending before or, to the Company’s Knowledge or Parent’s Knowledge, threatened by the SEC.

(f)           NASDAQ Approval.  The shares of Parent Stock to be issued pursuant to this Agreement shall have been approved for listing on NASDAQ.

Section 7.2.  Additional Conditions to Obligation of Parent and Merger Sub to Effect the Merger.  The obligation of each of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction, at or prior to the Closing, of each of the following conditions (which may be waived in whole or in part by Parent and Merger Sub).

(a)           Performance of Obligations of the Company.  The Company shall have performed in all material respects its agreements and covenants contained in this Agreement to be performed by the Company at or prior to the Closing pursuant to the terms of this Agreement.

(b)           Representations and Warranties.  (i) The representations and warranties of the Company set forth in (i) Sections 4.2(a), 4.3, 4.19, 4.20 and 4.21 and the first sentence of Section 4.6 shall be true and correct in all respects on the Closing Date as written, as if made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the Closing Date, which need only be true and correct in all respects as of such other date or time), except for any immaterial inaccuracies, and (ii) all other representations and warranties of the Company set forth in Article IV shall be true and correct in all material respects on the Closing Date as if made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the Closing Date, which need only be true and correct in all material respects as of such other date or time), except that representations and warranties that contain qualifications with respect to materiality or Company Material Adverse Effect shall be true and correct in all respects (giving effect to such qualification).

(c)           Closing Certificate.  Parent shall have received a certificate signed by an authorized executive officer of the Company, dated the Closing Date, to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d)           Company Required Statutory Approvals.  The Company shall have obtained the Company Required Statutory Approvals (other than those referred to in Section 7.1(b)) required to be obtained by the Company for the consummation of the Transactions to be consummated by it, except for those the failure of which to obtain would not be reasonably expected to have a Company Material Adverse Effect.

Section 7.3.  Additional Conditions to Obligation of the Company to Effect the Merger.  The obligation of the Company to effect the Merger shall be further subject to the satisfaction, at or prior to the Closing, of each of the following conditions (which may be waived in whole or in part by the Company).

(a)           Performance of Obligations of Parent.  Parent and Merger Sub each shall have performed in all material respects its agreements and covenants contained in this

Agreement to be performed by Parent and Merger Sub, respectively, at or prior to the Closing pursuant to the terms of this Agreement.

(b)           Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth in (i) Sections 5.2(a), 5.2(b), 5.3, 5.4(c), 5.12, 5.13, 5.14 and 5.15 and the first sentence of Section 5.6 shall be true and correct in all respects on the Closing Date as written, as if made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the Closing Date, which need only be true and correct in all respects as of such other date or time), except for any immaterial inaccuracies, and (ii) all other representations and warranties of Parent and Merger Sub set forth in Article V shall be true and correct in all material respects on the Closing Date as if made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the Closing Date, which need only be true and correct in all material respects as of such other date or time), except that representations and warranties that contain qualifications with respect to materiality or Parent Material Adverse Effect shall be true and correct in all respects (giving effect to such qualification).

(c)           Closing Certificate.  The Company shall have received a certificate signed by an authorized executive officer of Parent, dated the Closing Date, to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d)           Parent Required Statutory Approvals.  Each of Parent and Merger Sub shall have obtained the Parent Required Statutory Approvals (other than those referred to in Section 7.1(b)) required to be obtained by it for the consummation by Parent and Merger Sub of the Transactions to be consummated by them, except for those the failure of which to obtain would not be reasonably expected to have a Parent Material Adverse Effect.

(e)           Accountants’ Comfort Letter.  The Company shall have received from Parent’s independent registered public accounting firm a letter, dated the Closing Date, in form and substance reasonably satisfactory to the Company, containing statements and information of the type ordinarily included in accountants’ “comfort letters” with respect to Parent’s financial information contained or incorporated by reference in the Parent Registration Statement.

ARTICLE VIII
TERMINATION

Section 8.1.  Termination.  Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after the approval and adoption of this Agreement by the shareholders of the Company:

(a)           By the mutual written consent of Parent and the Company;

(b)           By either the Company or Parent:

(i)           if any Governmental Entity shall have issued an order, decree or ruling or taken any other action in each case permanently restraining, enjoining or otherwise prohibiting any of the Transactions and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (b)(i) shall have used commercially reasonable efforts to challenge such order, decree, ruling or other action;

(ii)           if the Effective Time shall not have occurred on or before April 1, 2008; provided,however, that if as of such date the conditions to the Closing set forth in Sections 7.1(b), 7.2(d) or 7.3(d) shall not have been fulfilled but shall be capable of being fulfilled, and all other conditions to the Closing shall have been fulfilled (other than those conditions that by their nature must be satisfied on the Closing Date), then such date shall be extended ninety (90) days without any action by any of the parties hereto;

(iii)           if any state or federal law, rule or regulation is adopted or issued which has the effect of prohibiting the Merger; or

(iv)           if upon a vote thereon taken at the Company Shareholders’ Meeting (including any adjournment or postponement thereof) the Company Shareholder Approval shall not have been obtained.

(c)           By the Company, if:

(i)           (x) Parent or Merger Sub has breached or failed to perform any of its covenants or other agreements contained in this Agreement such that the closing condition set forth in Section 7.3(a) would not be satisfied or (y) there exists a breach of any representation or warranty of the Parent or Merger Sub contained in this Agreement such that the closing condition set forth in Section 7.3(b) would not be satisfied and, in the case of both clauses (x) and (y), such breach or failure to perform (A) is not cured within thirty (30) days after the receipt by Parent of written notice thereof specifically referencing this Section 8.1(c)(i) or (B) is incapable of being cured by the date set forth in Section 8.1(b)(ii);

(ii)           the Board of Directors of Parent withdraws or modifies, in a manner adverse to the Company, its approval of this Agreement, the Merger or the Parent Stock Issuance; or

(iii)           the Board of Directors of the Company approves a Superior Proposal; provided that the provisions of Sections 6.3 have been complied with by the Company (it being agreed that for purposes of this Section 8.1(c) only, the Company shall be deemed to be in compliance with Section 6.3 if a breach by the Company is immaterial and unintentional).

(d)           By Parent: if:

(i)           (x) the Company has breached or failed to perform any of its covenants or other agreements contained in this Agreement such that the closing condition set forth in Section 7.2(a) would not be satisfied or (y) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 7.2(b) would not be satisfied and, in the case of both clauses (x) and (y), such breach or failure to perform (A) is not cured within thirty (30) days after the receipt by the Company of written notice thereof specifically referencing this Section 8.1(d)(i) or (B) is incapable of being cured by the date set forth in Section 8.1(b)(ii); or

(ii)           the Board of Directors of the Company (x) withdraws or modifies, in a manner adverse to Parent, its approval of this Agreement or the Merger or its recommendation to the Company’s shareholders referred to in Section 2.6(b)(i) (it being understood and agreed that any “stop-look-and-listen” communications to the Company’s shareholders of the nature contemplated by Rule 14d-9 of the Exchange Act Rules shall not be deemed to constitute a withdrawal or modification of such recommendation), (y) recommends an Alternative Proposal or Superior Proposal to the shareholders of the Company or (z) enters into any letter of intent, agreement in principle, merger agreement, acquisition agreement or similar agreement (other than an Acceptable Confidentiality Agreement in accordance with Section 6.3) with respect to any Alternative Proposal or Superior Proposal.

Section 8.2.  Effect of Termination.  In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement (other than this Section 8.2, Section 8.3 (if applicable), and Article IX (as applicable), which shall survive any termination of this Agreement) shall forthwith become null and void, and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company under this Agreement; provided, however, that none of the parties hereto shall be relieved or released from liability for any willful material breach of any of its covenants contained in this Agreement.

Section 8.3.  Company Termination Fee; Reimbursement of Expenses.

(a)           If (A) the Company terminates this Agreement pursuant to Section 8.1(c)(iii), (B) Parent terminates this Agreement pursuant to Section 8.1(d)(ii)(x) (unless clause (y) of the proviso to Section 2.6(b)(i) applies), 8.1(d)(ii)(y) or 8.1(d)(ii)(z), or (C) clause (y) of the proviso to Section 2.6(b)(i) applies and, thereafter, the Company Shareholder Approval is not obtained at the Company Shareholders’ Meeting held pursuant to Section 2.6(b)(ii) and this Agreement is terminated in accordance with Section 8.1, then the Company shall pay to Parent the amount of $11,250,000 in cash (the “Company Termination Fee”).

(b)           If the Company or Parent terminates this Agreement and the Company is obligated to pay to Parent the Company Termination Fee, the Company shall also reimburse Parent for its actual and reasonable documented out-of-pocket expenses incurred in connection with this Agreement and the other Transactions on or prior to the termination of this Agreement, up to a maximum amount of $1,500,000 (the “Company Reimbursement Amount”).

(c)           With respect to Section 8.3(a), the Company shall pay the Company Termination Fee to Parent, by wire transfer of same day funds, at or prior to the time of termination, in the case of such termination by the Company, or as promptly as reasonably practicable (and in any event within two (2) Business Days), in the case of such termination by Parent.  With respect to Section 8.3(b), the Company shall pay the Company Reimbursement Amount to Parent, by wire transfer of same day funds, as promptly as reasonably practicable (and in any event within two (2) Business Days) after receipt of an invoice therefor from Parent.

Except to the extent required by applicable Law, the Company shall not withhold any withholding taxes from any payment made pursuant to this Section 8.3.  Notwithstanding anything in this Agreement to the contrary, Parent and Merger Sub agree that payment of the Company Termination Fee and the Company Reimbursement Amount, if such payments are payable and actually paid, shall be the sole and exclusive remedy of Parent and Merger Sub upon the termination of this Agreement in the circumstances described in Sections 8.1(c) and 8.1(d).  Under no circumstances shall the Company Termination Fee or the Company Reimbursement Amount be payable more than once pursuant to this Section 8.3.

(d)           Notwithstanding anything to the contrary set forth in this Agreement, if the Company fails promptly to pay Parent any amounts due under this Section 8.3, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee or obligation at the publicly announced prime rate of Wachovia Bank, National Association in effect from time to time from the date such fee or obligation was required to be paid.

ARTICLE IX
MISCELLANEOUS

Section 9.1.  Amendment and Modification.  Subject to applicable Law, this Agreement may be amended, modified or supplemented in any and all respects, whether before or after any vote of the shareholders of the Company contemplated hereby, by written agreement of the parties hereto by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time; provided, however, that after the approval of this Agreement by the shareholders of the Company, no amendment, modification or supplement shall be made that changes the consideration payable in the Merger or adversely affects the rights of the Company’s shareholders under this Agreement without the prior approval of such shareholders; and, provided, further, that after the Effective Time no covenant or agreement of the parties hereto that contemplates performance after the Effective Time may be amended, modified, waived or supplemented.

Section 9.2.  Extension; Waiver.  At any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of any party, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement and (iii) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise of any such rights preclude any other or further exercise thereof.

Section 9.3.  Nonsurvival of Representations and Warranties.  None of the representations and warranties contained in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.  This Section 9.3 shall not limit any covenant or agreement of the parties hereto that contemplates performance after the Effective Time.

Section 9.4.  Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile, at the facsimile telephone number specified in this Section 9.4, prior to 5:00 p.m., New York City time, on a Business Day, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Agreement (x) at or after 5:00 p.m., New York City time, on a Business Day or (y) on a day that this not a Business Day, (iii) when received, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required or permitted to be given.  The address for such notices and communications (unless changed by the applicable party by like notice) shall be as follows:

(a)           if to the Company, to:

North Pittsburgh Systems, Inc.
4008 Gibsonia Road
Gibsonia, PA 15044
Attention: President and Chief Executive Officer
Telephone No.: (724) 443-9583
Facsimile No: (724)-443-9431

with a copy to:

Thomas, Thomas, Armstrong & Niesen
212 Locust Street
Harrisburg, PA 17101
Attention: Charles E. Thomas, Jr., Esq.
Telephone No.: (717) 255-7600
Facsimile No.: (717) 236-8278

and a copy to:

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, NY  10004-1482
Attention: Kenneth A. Lefkowitz, Esq.
Telephone No.: (212) 837-6000
Facsimile No.: (212) 422-4726

(b)           if to Parent or Merger Sub, to:
Consolidated Communications Holdings, Inc.
121 South 17th Street
Mattoon, Illinois 61938
Attention: Steven J. Shirar
Telephone No.: (217) 258-9555
Facsimile No: (217) 234-9934

with a copy to:

Schiff Hardin LLP
6600 Sears Tower
Chicago, IL 60606-6473
Attention: James E. Brown, Esq.
Telephone No.: (312) 258-5500
Facsimile No: (312) 258-5600

Section 9.5.  Counterparts.  This Agreement may be executed in two (2) or more identical counterparts, all of which shall be considered one and the same agreement.  In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.  No party hereto shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract and each party hereto forever waives any such defense.

Section 9.6.  Entire Agreement; Third Party Beneficiaries.  This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreement: (i) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, and (ii) are not intended to confer upon any Person other than the parties hereto any rights or remedies whatsoever, except (x) with respect to Article III and Sections 6.7 and 6.8 (which shall inure to, and may be enforced by, the Persons benefiting therefrom as intended third party beneficiaries thereof) and (y) for the right of the Company, acting on behalf of its shareholders, to pursue any remedies against Parent or Merger Sub on behalf of the Company’s shareholders by reason of the proviso set forth in Section 8.2.  In any successful action, suit or proceeding to enforce any provision of this Agreement referred to in clause (x) of the preceding sentence, and without limiting any other remedies, each third party beneficiary commencing or participating in such action, suit or proceeding shall be entitled to recover from Parent all costs and reasonable attorneys’ fees incurred by it in connection therewith.

Section 9.7.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.  Upon such determination that any term, provision, covenant or restriction is invalid, illegal, void, unenforceable or against regulatory policy, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

Section 9.8.  Governing Law.   This Agreement shall be governed by and construed in accordance with the Laws of the Commonwealth of Pennsylvania without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 9.9.  Binding Effect;Assignment.  This Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties hereto upon such party’s execution and delivery hereof, and its successors and (subject to the following sentence) permitted assigns.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties hereto and the written undertaking of the assignee to be bound by the terms of this Agreement, and any attempt to make any such assignment without such consent shall be null and void abinitio.

Section 9.10.  Schedules.  The fact that any information is disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, shall not be construed to mean that such information is required to be disclosed by this Agreement.  Without limiting the foregoing, the information set forth in the Company Disclosure Schedule, and the dollar thresholds set forth in this Agreement, shall not be used as a basis for interpreting the terms “material” or “Company Material Adverse Effect” or other similar terms in this Agreement.

Section 9.11.  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereto agrees that it shall not oppose the granting of such relief and hereby irrevocably waives any requirement for the security or posting of any bond in connection with such relief.

Section 9.12.  Submission to Jurisdiction; Waivers.

(a)           Each of the Company, Parent and Merger Sub irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement or any of the Transactions or for recognition and enforcement of any judgment in respect hereof or thereof brought by any party hereto or its successors or permitted assigns shall be brought and determined in the Court of Common Pleas of Allegheny County in the Commonwealth of Pennsylvania or in the United States District Court in the Western District of Pennsylvania, and each of the Company, Parent and Merger Sub hereby irrevocably submits with regard to any such action, suit or proceeding for itself and in respect to its property, generally and unconditionally, to the jurisdiction of the aforesaid courts. Each of the Company, Parent and Merger Sub hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense or counterclaim or otherwise, in any such action, suit or proceeding, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (ii) that it or its property is exempt or immune from jurisdiction of either such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (iii) to the fullest extent permitted by applicable Law, that (x) such action, suit or proceeding in either such court is brought in an inconvenient forum, (y) the venue of such action, suit or proceeding is improper and (iv) this Agreement, the Transactions or the subject matter hereof or thereof, may not be enforced in or by such courts.

(b)           EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS.  EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF ANY SUCH LEGAL ACTION, SUIT OR PROCEEDING, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12(b).

Section 9.13.  Expenses.  Except as expressly set forth in this Agreement, all fees and expenses incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such fees and expenses.

Section 9.14.  Construction of Agreement.

(a)           The terms and provisions of this Agreement represent the results of negotiations among the parties hereto, each of which has been represented by counsel of its own choosing, and none of which has acted under duress or compulsion, whether legal, economic or otherwise.  Accordingly, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and each of the parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any Law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the party whose attorney prepared the executed draft or any earlier draft of this Agreement.

(b)           All references in this Agreement to Sections, Articles, Exhibits and Schedules without further specification are to Sections and Articles of, and Exhibits and Schedules to, this Agreement.

(c)           The Table of Contents and the captions in this Agreement are for convenience only and shall not in any way affect the meaning, interpretation or construction of any provisions of this Agreement.

(d)           Unless the context otherwise requires, “or” is not exclusive.

(e)           Unless the context otherwise requires, “including” means “including but not limited to.”

(f)           The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as the feminine and neuter genders of such term.

Section 9.15.  Merger Sub.  On the date hereof, the Company and Parent are executing and delivering this Agreement.  Promptly after the date hereof, Parent shall cause Merger Sub to be incorporated under the Laws of the Commonwealth of Pennsylvania and, promptly thereafter, Parent shall deliver to the Company a counterpart of this Agreement duly executed by Merger Sub pursuant to Section 9.5.  Notwithstanding anything in this Agreement to the contrary, from and after the execution of this Agreement by Merger Sub, Merger Sub shall be bound by this Agreement as a party hereto and, effective upon its execution hereof, Merger Sub shall be deemed to make all of its representations and warranties set forth in Article V.

[Signatures on the following page.]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, in the case of the Company and Parent as of the date first written above and, in the case of Merger Sub, as of the date set forth under its name below.

NORTH PITTSBURGH SYSTEMS, INC.

By:	/s/ Harry R. Brown
	Name:	Harry R. Brown
	Title:	President and Chief Executive Officer

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.

By:	/s/ Robert J. Currey
	Name:	Robert J. Currey
	Title:	President and Chief Executive Officer

FORT PITT ACQUISITION SUB INC.

By:	/s/ Robert J. Currey
	Name:	Robert J. Currey
	Title:	President
	Date:	July 12, 2007